Exhibit 1

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Financial Statements

December 31, 2025, 2024 and 2023

(With Independent Auditor’s Report Thereon)

INDEX TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

Cemex, S.A.B. de C.V. and Subsidiaries:

Independent auditors’ report — KPMG Cárdenas Dosal, S.C.	1

Consolidated Income Statements for the years ended December 31, 2025, 2024 and 2023	6

Consolidated Comprehensive Income Statements for the years ended December 31, 2025, 2024 and 2023	7

Consolidated Statements of Financial Position as of December 31, 2025 and 2024	8

Consolidated Cash Flow Statements for the years ended December 31, 2025, 2024 and 2023	9

Statements of Changes in Stockholders’ Equity for the years ended December 31, 2025, 2024 and 2023	10

Notes to the Consolidated Financial Statements	11

Independent Auditors’ report

To the Board of Directors and Stockholders

Cemex, S.A.B. de C.V.

U.S. Dollars

Opinion

We have audited the consolidated financial statements of Cemex, S.A.B. de C.V. and subsidiaries (“the Group”), which comprise the consolidated statements of financial position as at December 31, 2025 and 2024, the consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the years ended December 31, 2025, 2024 and 2023, and notes, comprising material accounting policies and other explanatory information.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Group as at December 31, 2025 and 2024, and its consolidated financial performance and its consolidated cash flows for the years ended December 31, 2025, 2024 and 2023 in accordance with IFRS Accounting Standards as issued by the International Accounting Standards Board (IFRS Accounting Standards).

Basis for Opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Group in accordance with the International Ethics Standards Board for Accountants’ International Code of Ethics for Professional Accountants (including International Independence Standards) (IESBA Code), as applicable to audits of the financial statements of public interest entities, together with the ethical requirements that are relevant to our audit of the consolidated financial statements in Mexico, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Evaluation of the goodwill impairment analysis for a group of cash-generating units

The key audit matter	How the matter was addressed in our audit

As discussed in notes 3.7 and 17.1 to the consolidated financial statements, the goodwill balance as of December 31, 2025 was $7,170 million, of which $5,894 million relate to the group of Cash- Generating Units in the United States of America (“the US group of CGUs”). The goodwill balance represents 25% of the Group’s total consolidated assets as of December 31, 2025. During 2025, the Group recognized impairment of goodwill of $307 million related to the US group of CGUs. Goodwill is tested for impairment upon the occurrence of internal or external indicators of impairment or at least once a year.

We have identified the evaluation of the goodwill impairment analysis for the US group of CGUs as a key audit matter because the estimated value in use involved a high degree of subjectivity. Specifically, the discount rate and the long-term growth rate used to calculate the value in use of the US group of CGUs were challenging to test and changes to these assumptions could have had a significant impact on the value in use amount.

Our audit procedures in this area included, among others, the following:

We performed sensitivity analyses over the discount rate and the long-term growth rate assumptions to assess their impact on the determination of the value in use of the US group of CGUs.

We evaluated the Group’s forecasted long-term growth rates for the US group of CGUs by comparing the growth assumptions to publicly available data.

We compared the Group’s historical cash flow forecasts to actual results to assess the Group’s ability to accurately forecast.

To assess the overall reasonableness of the resulting value in use determination, we evaluated the implied multiples of earnings resulting from the value in use determination against publicly available information of multiples of earnings in market transactions.

In addition, we involved our valuation specialists, who assisted in:

•

Evaluating the discount rate for the US group of CGUs, by comparing it with a discount rate range that was independently developed using publicly available data for comparable entities and evaluating the long-term growth rate by comparing it against publicly available data; and

•

Performing sensitivity analyses of the value in use of the US group of CGUs by determining an independently developed discount rate and long-term growth rate, and comparing the results of our estimates to the Group’s estimates of value in use.

Evaluation of impairment indicators related to a cement plant

The key audit matter	How the matter was addressed in our audit

As discussed in notes 3.7 and 15.1 to the consolidated financial statements, the property, machinery and equipment, net balance as of December 31, 2025 was $11,054 million, of which $448 million relate to the carrying amount of a cement plant in Colombia (“the Plant”). Property, machinery and equipment assets are evaluated for impairment upon the occurrence of internal or external impairment indicators. As discussed in note 26.3, the Group is involved in certain legal proceedings related to the Plant.

The evaluation of identification and assessment of impairment indicators related to the Plant is considered a key audit matter. Subjective judgment is required to evaluate the identification and assessment of impairment indicators related to the Plant due to uncertainty and judgement around the expected outcome of legal proceedings and their impact on the assessment.

Our audit procedures in this area included, among others, the following:

We evaluated the professional qualifications, competence, and capabilities of the in-house and external lawyers of the Group that assessed the current status and the expected outcome of legal proceedings.

We involved our legal specialists with specialized skills and knowledge, who assisted in our evaluation of the Group’s external counsel’s assessment of the current status and the expected outcome of the legal proceedings and the impact on the identification and assessment of impairment indicators related to the Plant by:

•

Inquiring with Group’s officials responsible for the monitoring of these legal proceedings

•

Inspecting letters received directly from the Group’s external counsel.

Other Information

Management is responsible for the other information. The other information comprises the information included in the Group’s annual report for the year ended December 31, 2025, to be filed with the National Banking and Securities Commission (Mexico) (Comisión Nacional Bancaria y de Valores) and the Mexican Stock Exchange (Bolsa Mexicana de Valores) (“the Annual Report”) but does not include the consolidated financial statements and our auditors’ report thereon. The Annual Report is expected to be made available to us after the date of this auditors’ report.

Our opinion on the consolidated financial statements does not cover the other information and we will not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above when it becomes available and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

When we read the Annual Report, if we conclude that there is a material misstatement therein, we are required to communicate the matter to those charged with governance.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Group or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Group’s financial reporting process.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. ‘Reasonable assurance’ is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Plan and perform the group audit to obtain sufficient appropriate audit evidence regarding the financial information of the entities or business units within the group as a basis for forming an opinion on the group financial statements. We are responsible for the direction, supervision and review of the audit work performed for purposes of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and communicate with them all relationships and other matters that may reasonably be thought to bear on our independence and where applicable, actions taken to eliminate threats or safeguards applied.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditors’ report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

KPMG Cárdenas Dosal, S.C.

C.P.C. Arturo González Prieto

Monterrey, N.L.
February 16, 2026

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Income Statements

(Millions of U.S. Dollars, except for earnings per share)

		Years ended December 31,
	Note	2025	2024	2023
Revenues	4	$16,132	16,063	16,404
Cost of sales	6	(10,821)	(10,655)	(10,868)

Gross profit		5,311	5,408	5,536

Operating expenses	7	(3,522)	(3,585)	(3,590)

Operating earnings before other expenses, net	2	1,789	1,823	1,946
Other expenses, net	8	(784)	(1)	(205)

Operating earnings		1,005	1,822	1,741

Financial expense	3.4	(454)	(545)	(529)
Financial income and other items, net	9	148	(379)	16
Share of profit of equity accounted investments	14.1	90	93	98

Earnings before income tax		789	991	1,326

Income tax	21	(385)	(67)	(1,205)

Net income from continuing operations		404	924	121

Discontinued operations	5.2	566	36	78

CONSOLIDATED NET INCOME		970	960	199
Non-controlling interest net income		10	21	17

CONTROLLING INTEREST NET INCOME		$960	939	182

Basic earnings per share	24	$0.0221	0.0217	0.0042
Basic earnings per share from continuing operations	24	$0.0091	0.0209	0.0024

Diluted earnings per share	24	$0.0218	0.0213	0.0041
Diluted earnings per share from continuing operations	24	$0.0090	0.0205	0.0023

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Comprehensive Income Statements

(Millions of U.S. Dollars)

		Years ended December 31,
	Note	2025	2024	2023
CONSOLIDATED NET INCOME		$970	960	199

Items that will not be reclassified subsequently to the Income Statement
Net actuarial results from defined benefit pension plans	20	(12)	74	(45)
Effects from strategic equity investments	14.2	8	1	(2)
Income tax result recognized directly in other comprehensive income	21.2	5	(11)	5

		1	64	(42)

Items that are, or may be, subsequently reclassified to the Income Statement
Results from derivative instruments designated as cash flow hedges	18.4	76	(140)	(7)
Currency translation results of foreign subsidiaries	22.2	337	(206)	255
Income tax result recognized directly in other comprehensive income	21.2	2	(37)	1

		415	(383)	249

Total items of other comprehensive income (loss), net		416	(319)	207

CONSOLIDATED COMPREHENSIVE INCOME		1,386	641	406
Non-controlling interest comprehensive income (loss)		7	(31)	31

CONTROLLING INTEREST COMPREHENSIVE INCOME		$1,379	672	375

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Statements of Financial Position

(Millions of U.S. Dollars)

		As of December 31,
	Note	2025	2024
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$1,822	864
Trade accounts receivable	10	1,770	1,582
Other accounts receivable	11	834	715
Inventories	12	1,527	1,485
Assets held for sale and other current assets	13	144	370

Total current assets		$6,097	5,016

NON-CURRENT ASSETS
Investments in associates and joint ventures	14.1	792	753
Other investments and non-current accounts receivable	14.2	212	256
Property, machinery and equipment, net and assets for the right-of-use, net	15	12,168	11,240
Intangible assets, net	16	1,990	1,920
Goodwill	17	7,170	7,441
Deferred income tax assets	21.2	516	673

Total non-current assets		22,848	22,283

TOTAL ASSETS		$28,945	27,299

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current debt	18.1	1,187	189
Other current financial obligations	18.2	948	927
Trade accounts payable	19.1	3,092	3,090
Income taxes payable	21	438	469
Other current liabilities	19.2	1,682	1,417

Total current liabilities		7,347	6,092

NON-CURRENT LIABILITIES
Non-current debt	18.1	4,457	5,340
Other non-current financial obligations	18.2	868	902
Pensions and other post-employment benefits	20	588	559
Deferred income tax liabilities	21.2	601	548
Other non-current liabilities	19.3	1,446	1,381

Total non-current liabilities		7,960	8,730

TOTAL LIABILITIES		$15,307	14,822

STOCKHOLDERS’ EQUITY
Controlling interest:
Common stock and additional paid-in capital	22.1	7,699	7,699
Other equity reserves and subordinated notes	22.2	(446)	(770)
Retained earnings	22.3	6,077	5,247

Total controlling interest		13,330	12,176
Non-controlling interest	22.4	308	301

TOTAL STOCKHOLDERS’ EQUITY		13,638	12,477

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$28,945	27,299

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Consolidated Cash Flows Statements

(Millions of U.S. Dollars)

		Years ended December 31,
	Note	2025	2024	2023
OPERATING ACTIVITIES
Consolidated net income		$970	960	199
Discontinued operations		566	36	78

Net income from continuing operations		404	924	121
Adjustments for:
Depreciation and amortization of assets	6, 7	1,291	1,234	1,173
Impairment losses of long-lived assets	8	538	122	43
Share of profit of equity accounted investments	14.1	(90)	(93)	(98)
Results on sale of associates, fixed assets and others		(76)	(172)	(41)
Financial expense, financial income and other financial items, net		306	924	513
Income taxes	21	385	67	1,205
Decrease (increase) in working capital, excluding income taxes		(32)	223	192

Cash flows provided by operating activities from continuing operations		2,726	3,229	3,108

Interest paid		(446)	(551)	(524)
Income taxes paid	21	(301)	(854)	(488)

Net cash flows provided by operating activities from continuing operations		1,979	1,824	2,096
Net cash flows (used in) provided by operating activities from discontinued		(4)	155	192

Net cash flows provided by operating activities after interest and income taxes		1,975	1,979	2,288

INVESTING ACTIVITIES
Investment in property, machinery and equipment, net	15	(947)	(987)	(852)
Investment in intangible assets, net	16	(265)	(296)	(207)
Disposal (acquisition) of subsidiaries and associates, net	5, 14.1	965	1,020	(189)
Non-current assets and others, net		57	35	21

Cash flows used in investing activities from continuing operations		(190)	(228)	(1,227)
Net cash flows used in investing activities from discontinued operations		(7)	(100)	(115)

Net cash flows used in investing activities		(197)	(328)	(1,342)

FINANCING ACTIVITIES
Proceeds from new debt instruments	18.1	2,078	5,048	2,938
Debt repayments	18.1	(2,227)	(5,497)	(3,840)
Issuance of subordinated notes	22.2	989	—	992
Other financial obligations, net	18.2	(285)	(292)	(274)
Dividends paid	22.1	(127)	(90)	—
Shares in trust for future deliveries under share-based compensation	23	(49)	(52)	(45)
Repayment of subordinated notes and changes in non-controlling interests	22	(1,010)	(2)	(62)
Derivative financial instruments	18.4	(5)	(37)	(189)
Coupons on subordinated notes	22	(99)	(143)	(120)
Non-current liabilities, net		(61)	(188)	(101)

Net cash flows used in financing activities		(796)	(1,253)	(701)

Increase in cash and cash equivalents from continuing operations		993	343	168
Increase (decrease) in cash and cash equivalents from discontinued		(11)	55	77
Foreign currency translation effect on cash		(24)	(158)	(116)
Cash and cash equivalents at beginning of period		864	624	495

CASH AND CASH EQUIVALENTS AT END OF PERIOD		$1,822	864	624

Changes in working capital, excluding income taxes:
Trade accounts receivable		$(34)	56	(27)
Other accounts receivable and other assets		61	(45)	21
Inventories		83	196	68
Trade accounts payable		(225)	159	(45)
Other accounts payable and accrued expenses		83	(143)	175

Decrease (increase) in working capital, excluding income taxes		$(32)	223	192

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Statements of Changes in Stockholders’ Equity

For the years ended December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

				Other equity
		Common	Additional paid-in	reserves and subordinated	Retained	Total controlling	Non-controlling	Total stockholders’
	Note	stock	capital	notes	earnings	interest	interest	equity
Balance as of December 31, 2022		$318	7,492	(1,555)	4,246	10,501	408	10,909
Net income for the period		—	—	—	182	182	17	199
Other comprehensive income for the period		—	—	193	—	193	14	207

Total of other comprehensive income for the period	22.2	—	—	193	182	375	31	406
Cancellation of own shares by shareholders’ resolution	22.1	—	(111)	111	—	—	—	—
Shares in trust for future deliveries under share-based compensation	23	—	—	(45)	—	(45)	—	(45)
Issuance of subordinated notes	22.2	—	—	992	—	992	—	992
Changes in non-controlling interest	22.4	—	—	—	—	—	(87)	(87)
Share-based compensation	23	—	—	61	—	61	—	61
Coupons accrued on subordinated notes	22.2	—	—	(120)	—	(120)	—	(120)

Balance as of December 31, 2023		318	7,381	(363)	4,428	11,764	352	12,116
Net income for the period		—	—	—	939	939	21	960
Other comprehensive loss for the period		—	—	(267)	—	(267)	(52)	(319)

Total of other comprehensive income for the period	22.2	—	—	(267)	939	672	(31)	641
Dividends declared	22.1	—	—	—	(120)	(120)	—	(120)
Shares in trust for future deliveries under share-based compensation	23	—	—	(52)	—	(52)	—	(52)
Changes in non-controlling interest	22.4	—	—	—	—	—	(20)	(20)
Share-based compensation	23	—	—	55	—	55	—	55
Coupons accrued on subordinated notes	22.2	—	—	(143)	—	(143)	—	(143)
Balance as of December 31, 2024		318	7,381	(770)	5,247	12,176	301	12,477
Net income for the period		—	—	—	960	960	10	970
Other comprehensive income for the period		—	—	419	—	419	(3)	416
Total of other comprehensive income for the period	22.2	—	—	419	960	1,379	7	1,386
Dividends declared	22.1	—	—	—	(130)	(130)	—	(130)
Issuance of subordinated notes	22.2	—	—	989	—	989	—	989
Repurchase of subordinated notes	22.2	—	—	(992)	—	(992)	—	(992)
Shares in trust for future deliveries under share-based compensation	23	—	—	(49)	—	(49)	—	(49)
Share-based compensation	23	—	—	84	—	84	—	84
Coupons accrued and premiums on subordinated notes	22.2	—	—	(127)	—	(127)	—	(127)

Balance as of December 31, 2025		$318	7,381	(446)	6,077	13,330	308	13,638

The accompanying notes are part of these consolidated financial statements.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

1)	DESCRIPTION OF BUSINESS

Cemex, S.A.B. de C.V., originated in 1906, is a publicly traded variable stock corporation (Sociedad Anónima Bursátil de Capital Variable) organized under the laws of Mexico, and is the parent company of entities whose main activities are oriented to the construction industry, through the production, marketing, sale and distribution of cement, ready-mix concrete, aggregates, urbanization solutions and other construction materials and services. In addition, Cemex, S.A.B. de C.V. performs significant business and operational activities in Mexico.

The shares of Cemex, S.A.B. de C.V. are listed on the Mexican Stock Exchange (“MSE”) as Ordinary Participation Certificates (“CPOs”) (Certificados de Participación Ordinaria) under the symbol “Cemex.CPO.” Each CPO represents two series “A” shares and one series “B” share of the common stock of Cemex, S.A.B. de C.V. In addition, Cemex, S.A.B. de C.V.’s shares are listed on the New York Stock Exchange (“NYSE”) as American Depositary Shares (“ADSs”) under the symbol “CX.” Each ADS represents ten CPOs.

The terms “Cemex, S.A.B. de C.V.” and/or the “Parent Company” used in these accompanying notes to the consolidated financial statements refer to Cemex, S.A.B. de C.V. without its consolidated subsidiaries. The terms “the Company” or “Cemex” refer to Cemex, S.A.B. de C.V. together with its consolidated subsidiaries.

The issuance of these consolidated financial statements was authorized by the Board of Directors of the Parent Company on February 4, 2026, considering the favorable recommendation of its Audit Committee. These financial statements will be submitted for approval to the annual general ordinary shareholders’ meeting of the Parent Company on March 26, 2026.

2)	BASIS OF PRESENTATION AND DISCLOSURE

The consolidated financial statements as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023, were prepared in accordance with IFRS Accounting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

Note 3 describes Cemex’s material accounting policies. Accounting policy information is considered material if, together with other financial information included in the entity’s financial statements, it could reasonably influence the decision of primary users.

Presentation currency and definition of terms

The consolidated financial statements and accompanying notes are presented in Dollars of the United States, unless otherwise specified. All amounts in these financial statements are stated in millions, except for earnings per share and prices per share. References to “U.S. Dollar,” “Dollar,” or “$” indicate Dollars of the United States. “Ps” or “Pesos,” refer to Mexican Pesos, “€” or “Euros,” to the currency used in some European Union (“EU”) countries and “£” or “Pounds,” to British Pounds sterling. Previously reported Dollar amounts for prior years are restated using closing exchange rates as of the reporting date if related transactions in other currencies remain unsettled. Dollar amounts should not be interpreted as actual amounts or as convertible at the stated rates.

Amounts disclosed in the notes regarding outstanding tax and legal proceedings (notes 21.4 and 26), originate from jurisdictions where currencies differ from the Dollar. These amounts are presented in Dollar equivalents as of the end of the most recent year. Therefore, without any change to the original currency, these Dollar amounts may fluctuate over time due to exchange rate changes.

Discontinued operations (note 5.2)

Cemex reports as discontinued operations any component that has been disposed of or classified as held for sale and represents a separate major line of business, geographical area, or is part of a single disposal plan. The Income Statements and the Cash Flow Statements for prior periods were presented to consider the effects of additional discontinued operations that occurred in 2025.

Income Statements

Cemex presents the line item “Operating earnings before other expenses, net” as a relevant subtotal for determining “Operating EBITDA” (Operating earnings before other expenses, net plus depreciation and amortization), which is calculated as operating earnings before other expenses, net, plus depreciation and amortization. This subtotal facilitates reconciliation between IFRS financial statements and the non-IFRS measure of Operating EBITDA. “Other expenses, net” primarily includes revenues and expenses not directly related to Cemex’s core activities or that are non-recurring, such as impairment losses on long-lived assets, results from assets disposal, and restructuring costs, among others (note 8). Under IFRS, the use of subtotals such “Operating earnings before other expenses, net” and the presentation of the Income Statement can vary significantly by industry and companies according to specific needs and requirements. Operating EBITDA is not a measure of operating performance, cash flows or financial position under IFRS.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Income Statements – continued

However, Cemex’s chief executive officer uses Operating EBITDA to assess operating performance, profitability and resource allocation. Moreover, most of Cemex’s creditors also use this measure to evaluate the Company’s ability to fund capital expenditures, service or incur debt, and meet financial covenants. Cemex discloses Operating EBITDA in notes 5.3 and 18.1. Operating EBITDA may not be comparable to similarly titled measures used by other companies.

Cash Flow statements

The Cash Flow statements exclude transactions that do not involve actual sources or uses, as detailed below:

•	Increases in other financing obligations related to lease contracts and the corresponding increases in right-of-use assets (notes 15.2 and 18.2); and

•	Portion of dividends declared during the year that remains payable as of December 31, 2025, for $33 (notes 22.1 and 22.3).

Newly issued IFRS adopted in 2025

Beginning January 1, 2025, Cemex adopted IFRS amendments that did not result in any material impact on its results of operation or financial position, and which are explained as follows:

Standard	Main topic
Amendments to IAS 21, The Effects of Changes in Foreign Exchange Rates – Lack of Exchangeability

The amendments require entities to consistently assess whether a currency is exchangeable into another currency. If not, entities must determine the appropriate exchange rate and provide the related disclosures.

3)	MATERIAL ACCOUNTING POLICIES

3.1)	PRINCIPLES OF CONSOLIDATION

The consolidated financial statements comprise Cemex, S.A.B. de C.V. and all controlled entities. Intercompany balances and transactions are eliminated upon consolidation. Investments in associates and jointly controlled entities are accounted for using the equity method, which recognizes the original cost and Cemex’s share of the investee’s equity and earnings after acquisition.

3.2)	USE OF ESTIMATES AND CRITICAL ASSUMPTIONS

Preparing financial statements under IFRS requires management to make estimates and assumptions that impact reported assets, liabilities, revenues and expenses, as well as the disclosure of contingent items. These assumptions are reviewed regularly based on available information. Actual results may differ from these estimates in future years. Main items subject to significant estimates and assumptions include lease accounting, impairment testing of long-lived assets and goodwill, recognition of deferred income tax balances, uncertain tax positions, fair value measurement of financial instruments, employee benefit assets and liabilities and contingent liabilities.

3.3)	FOREIGN CURRENCY TRANSACTIONS AND TRANSLATION OF FOREIGN CURRENCY FINANCIAL STATEMENTS

Transactions in foreign currencies are recorded in each consolidated entity’s functional currency at the exchange rates in effect on the transaction dates. Monetary assets and liabilities in foreign currencies are translated at the exchange rate on the statement of financial position date. Resulting foreign exchange fluctuations are recognized in the Income Statements, except for those arising from: 1) foreign currency debt related to the acquisition of foreign entities; and 2) balances with related parties in foreign currency that are not expected to be settled in the foreseeable future and are considered permanent investment. These specific exchange fluctuations are recorded in “Other equity reserves,” as part of the foreign currency translation adjustment (note 22.2) until the foreign net investment is disposed of. At that time, the accumulated amount in equity is recognized in the Income Statement as part of the gain or loss on disposal.

Financial statements of consolidated entities are prepared in their functional currency and translated to Dollars. The statement of financial position uses the closing exchange rate, while Income Statements use the monthly closing rates for the period. The functional currency is the currency in which each entity primarily generates and expenses cash. Translation effects are included in “Other equity reserves” and presented in the statement of other comprehensive income as part of the foreign currency translation until the consolidated entity is disposed of (note 22.2).

For functional currency purposes, the Parent Company is considered to have two divisions. The financial and holding activities use the Dollar as the functional currency for all related assets, liabilities and transactions. The operating activities in Mexico use the Peso as the functional currency for all related assets, liabilities and transactions associated with these activities.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Foreign currency transactions and translation of foreign currency financial statements - Continued

The most significant closing exchange rates for the statement of financial position and the approximate average exchange rates (as determined using the closing exchange rates of each month within the period) for the Income Statements with respect to Cemex’s main functional currencies to the Dollar as of December 31, 2025, 2024 and 2023, were as follows:

	2025		2024		2023
Currency	Closing	Average	Closing	Average	Closing	Average
Peso	18.01	19.19	20.83	18.55	16.97	17.63
Euro	0.8513	0.8851	0.9654	0.9265	0.9059	0.9227
British Pound Sterling	0.7420	0.7573	0.7988	0.7819	0.7852	0.8019

3.4)	FINANCIAL INSTRUMENTS

Classification and measurement of financial instruments

Financial assets are classified as “Held to collect” and measured at amortized cost whether they meet both of the following conditions and are not designated at fair value through profit or loss: a) they are held within a business model focused on collecting contractual cash flows; and b) their contractual terms result in cash flows on specified dates that are solely payments of principal and interest. Amortized cost is the net present value of the consideration receivable or payable at the transaction date. This classification includes the following categories:

•

Cash and cash equivalents. This category includes available cash and low-risk, highly liquid short-term investments that are readily convertible to known amounts of cash. These investments, including overnight placements, yield fixed returns and have a maturity of less than three months from the investment date.

•

Trade accounts receivable, other current accounts receivable and other current assets (notes 10, 11 and 13). Cemex initially recognizes these short-term assets at the original transaction amount, less expected credit losses.

•

Trade accounts receivable sold under securitization programs, where Cemex retains a residual interest or continued involvement in the assets in case of recovery failure, do not qualify for derecognition and remain on the statement of financial position (notes 10 and 18.2).

•	Investments and non-current accounts receivable (note 14.2). Subsequent changes in amortized cost are recognized in the Income Statement under “Financial income and other items, net.”

Certain strategic investments are measured at fair value through other comprehensive income within “Other equity reserves” (note 14.2). Cemex does not hold financial assets classified as “Held to collect and sell,” where the business model is to collect contractual cash flows and subsequently sell the assets. Financial assets not classified as “Held to collect” or lacking strategic characteristics are measured at fair value through the Income Statement under “Financial income and other items, net” (note 14.2).

Debt instruments and other financial obligations are classified as “Loans” and measured at amortized cost (notes 18.1 and 18.2). Consolidated financial expenses reflect the interest on Cemex’s debt instruments, measured using the effective interest rate. Accrued interest is recognized in “Other accounts payable and accrued expenses” against financial expense. During the reporting periods, Cemex did not have any financial liabilities voluntarily recognized at fair value or associated with fair value hedging strategies using derivative financial instruments.

Derivative financial instruments are recognized as assets or liabilities in the statement of financial position at estimated fair value. Changes in fair value are recognized in the Income Statement under “Financial income and other items, net” for the period in which they occur, except for hedging instruments as described below.

Hedging instruments (note 18.4)

A hedging relationship is established to the extent the entity considers, based on the analysis of the overall characteristics of the hedging and hedged items, that the hedge will be highly effective in the future and the hedge relationship at inception is aligned with the entity’s reported risk management strategy (note 18.5). The accounting categories of hedging instruments are cash flow hedge and net investment hedge in foreign subsidiaries.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Hedging instruments – continued

In cash flow hedges, the effective portion of changes in fair value of derivative instruments is recognized in stockholders’ equity within “Other equity reserves” and are reclassified to earnings as the interest expense of the related debt is accrued, in the case of interest rate swaps, or when the underlying products are consumed in the case of contracts on the price of raw materials and commodities. In hedges of the net investment in foreign subsidiaries, changes in fair value are recognized in stockholders’ equity as part of the foreign currency translation result within “Other equity reserves” (note 3.3), whose reversal to earnings would take place upon disposal of the foreign investment. Derivative instruments are negotiated with institutions with significant financial capacity; therefore, Cemex believes the risk of non-performance of the obligations agreed to by such counterparties to be minimal.

Impairment of financial assets

Impairment losses of financial assets, including trade accounts receivable, are recognized using the Expected Credit Loss model (“ECL model”) for the entire lifetime of such financial assets on initial recognition, and at each subsequent reporting period, even in the absence of a credit event or if a loss has not yet been incurred, considering for their measurement past events and current conditions, as well as reasonable and supportable forecasts affecting collectability. For purposes of the ECL model of trade accounts receivable, on a country-by-country basis, Cemex segments its accounts receivable by type of client, homogeneous credit risk and days past due and determines for each segment an average rate of ECL, considering actual credit loss experience generally over the last 12 months and analyses of future delinquency, that is applied to the balance of the accounts receivable. The average ECL rate increases in each segment of days past due until the rate is 100% for the segment of 365 days or more past due.

Costs incurred in the issuance of debt or borrowings

Direct costs related to debt issuances, borrowings, or debt refinancing and modifications that do not result in debt extinguishment are added to the carrying amount of the debt and amortized as financial expense over the instrument’s term using the effective interest rate. These costs include commissions and professional fees. Costs incurred in the extinguishment of debt, as well as debt refinancing or modifications to debt agreements, when the new instrument is substantially different from the old instrument according to a qualitative and quantitative analysis, are recognized in the Income Statement as incurred.

Leases (notes 15.2 and 18.2)

At contract inception, Cemex evaluates whether the contract is, or contains, a lease. A contract is considered a lease if it grants the right to control the use of an identified asset for a period in exchange for consideration. Leases are recognized as financial liabilities and corresponding right-of-use, measured at commencement date as the net present value of future fixed payments. The interest rate used is either the interest rate implicit in the lease or, if unavailable Cemex’s incremental borrowing rate. Cemex determines this rate by referencing external financing sources and adjusting for the lease term, asset type, and economic environment.

Cemex does not separate non-lease components from lease component within the same contract. Lease payments used to measure lease liability include fixed contractual rental payments, less incentives, fixed payments for non-lease components and the value of a purchase option if it is highly probable to be exercised or considered a bargain. Interest on financial obligations related to lease contracts is recognized as “Financial expense” in the Income Statement.

At the commencement date or when modifying a lease contract component, Cemex allocates consideration to each lease component based on its relative stand-alone prices. Cemex applies the recognition exception for lease with terms of 12 months or less and for contracts involving low-value assets, recognizing lease payment for these leases as rental expense in the Income Statement.

The lease liability is measured at amortized cost using the effective interest method as payments are incurred. It is remeasured if: a) future lease payments change due to an index or rate adjustments, b) the expected amount payable under a residual guarantee changes, c) the Company revises its assessment of whether to exercise a purchase, extension or termination option, or d) there is a revised in-substance fixed lease payment. When the lease liability is remeasured, the carrying amount of the right-of-use asset is adjusted. If the asset has been reduced to zero, the adjustment is recognized within “Financial income and other items, net.”

Embedded derivative financial instruments

Cemex reviews its contracts to identify embedded derivatives. Identified embedded derivatives are analyzed to determine if they need to be separated from the host contract and recognized in the statement of financial position as assets or liabilities.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

3.5)	PROPERTY, MACHINERY AND EQUIPMENT AND ASSETS FOR THE RIGHT-OF-USE (note 15)

Property, machinery and equipment are recognized at their acquisition or construction cost, as applicable, less accumulated depreciation and impairment losses. Depreciation of fixed assets is recognized as part of cost and operating expenses (notes 6 and 7) and is calculated using the straight-line method over the estimated useful lives of the assets, except for mineral reserves, which are depleted using the units-of-production method. Periodic maintenance of fixed assets is expensed as incurred. Advances to suppliers of fixed assets are presented as part of other non-current accounts receivable.

Assets for the right-of-use related to leases are initially measured at cost, which comprises the initial amount of the lease liability adjusted by any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle, remove or restore the underlying asset, less any lease incentives received. Assets for the right-of-use are generally depreciated using the straight-line method from the commencement date to the end of the lease term. Assets for the right-of-use may be reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Cemex capitalizes, as part of the related cost of fixed assets, interest expense from existing debt during the construction or installation period of qualifying fixed assets, considering Cemex’s corporate average interest rate and the average balance of investments in process for the period.

3.6)	BUSINESS COMBINATIONS, GOODWILL AND OTHER INTANGIBLE ASSETS (notes 5.1, 16 and 17)

The consideration transferred in business combinations is allocated to all assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date. Any unallocated portion of the consideration transferred represents goodwill, which is not amortized and is subject to periodic impairment tests (note 3.7). Costs associated with the acquisition are recognized in the Income Statement as incurred.

Intangible assets are recognized at their acquisition or development cost, as applicable, when probable future economic benefits are identified and there is evidence of control over such benefits. Definite life intangible assets are amortized on a straight-line basis or using the units-of-production method, as applicable, as part of operating costs and expenses (notes 6 and 7). Direct costs incurred in the development stage of computer software for internal use are capitalized and amortized through the operating results over the useful life of the software, which, on average, is five years.

3.7)	IMPAIRMENT OF LONG-LIVED ASSETS (notes 15, 16 and 17)

Property, machinery and equipment, assets for the right-of-use, intangible assets of definite life and other investments

Assets are evaluated for impairment when internal or external indicators arise. Impairment losses, representing the amount by which the asset’s carrying value exceeds its recoverable amount, are recorded in “Other expenses, net.” Recoverable amounts are based on the net present value of projected future cash flows over the asset’s useful life or, when available, the asset’s fair value.

Goodwill

Goodwill is tested for impairment at least annually, during the last quarter, or when there are internal or external indicators suggesting potential impairment. This testing is conducted at the level of the group of Cash-Generating Units (CGUs) to which goodwill has been allocated. The recoverable amount is determined by taking the higher of the value in use, which is calculated as the net present value of estimated future cash flows over five years plus terminal value, or the fair value of the group of CGUs if it can be measured. If the recoverable amount is lower than the net book value of the group of CGUs, an impairment loss is recognized under “Other expenses, net” in the Income Statement. Impairment charges recognized on goodwill cannot be reversed in subsequent periods. For impairment testing, consolidated goodwill is allocated to country level groups of CGUs, which is also the level at which management internally monitors goodwill.

3.8)	PROVISIONS (notes 19, 25 and 26)

Cemex recognizes provisions for legal or constructive obligations arising from past events that require cash outflows or the transfer of the Company’s resources. As of December 31, 2025 and 2024, significant proceedings contributing to Cemex’s current and non-current liabilities and provisions are described in notes 19.2 and 19.3.

Contingent obligations or losses are disclosed qualitatively in the notes to consolidated financial statements. Long-term commitments with third parties, such as supply contracts, are recognized on an incurred or accrued basis, reflecting the substance of the agreements. Relevant commitments are disclosed in the notes.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

3.9)	PENSIONS AND OTHER POST-EMPLOYMENT BENEFITS (note 20)

Defined	contribution pension plans

The costs of defined contribution pension plans are recognized in the operating results as they are incurred. Liabilities arising from such plans are settled through cash transfers to the employees’ retirement accounts, without generating future obligations.

Defined benefit pension plans and other post-employment benefits

Costs related to defined benefit pension plans and other post-employment benefits, including health care, life insurance and seniority premiums, are recognized as employees render services. These costs are determined using actuarial estimations of the present value of benefits, based on advice from external actuaries. For certain pension plans, Cemex has established irrevocable trust funds to cover future benefit payments, referred to as plan assets. Plan assets are measured at fair value as of the statement of financial position date. All actuarial gains and losses for the period, including differences between projected and actual actuarial assumptions and between expected and actual returns on plan assets, are recognized as part of “Other items of comprehensive income, net” within stockholders’ equity.

Service cost, reflecting the increase in obligations for additional employee benefits earned during the period, is recognized as operating cost and expense. Net interest cost, arising from changes in obligations due to net present value adjustments and changes in the estimated fair value of plan assets, is recognized in “Financial income and other items, net.”

Termination benefits

Termination benefits, not associated with a restructuring event, which mainly represent severance payments, are recognized in the operating results for the period in which they are incurred. In the event of restructuring, the expenses are recognized within “Other expenses, net” (note 8).

3.10)	INCOME TAXES (note 21)

The income taxes reflected in the Income Statement include the amounts incurred during the period and the amounts of deferred income taxes, determined according to the income tax law applicable to each subsidiary, reflecting any uncertainty in income tax treatments and include the effects measured in each subsidiary by applying the enacted statutory income tax rate at the end of the reporting period. According to IFRS, all items charged or credited directly in stockholders’ equity or as part of other comprehensive income or loss for the period are recognized net of their current and deferred income tax effects. The effect of a change in enacted statutory tax rates is recognized in the period in which the change is officially enacted.

Deferred income taxes

Deferred tax assets are reviewed at each reporting date and are derecognized if it is not probable that the related tax benefit will be realized. Cemex considers the total amount of tax loss carryforwards it expects will not be rejected by tax authorities, based on available evidence and the likelihood of recovery before expiration, using estimated future taxable income. In assessing the probability of recovery, Cemex evaluates all relevant positive and negative evidence, including market conditions, industry analysis, expansion plans, projected taxable income, carryforward periods, current and potential changes in tax structure, tax planning strategies, and future reversals of temporary differences. Deferred income tax assets and liabilities from different tax jurisdictions are not offset.

Uncertain tax positions

The income tax effects of uncertain tax positions are recognized when it is probable that the position will be sustained based on its technical merits and assuming that the tax authorities will examine each position with full knowledge of all relevant information. For each position, Cemex considers its probability, regardless of its relation to any broader tax settlement. The probability threshold represents management’s positive assertion that Cemex is entitled to the economic benefits of a tax position. If a tax position is considered not probable to be sustained, no benefits of the position are recognized. Interest and penalties related to unrecognized tax benefits are recorded as part of the income tax in the Income Statements based on the Company’s analysis of the nature of such interest and penalties, considering recent IFRS Interpretations Committee guidance.

Effective income tax rate

The effective income tax rate is calculated by dividing “Income tax” by “Earnings before income tax.” This rate is subsequently reconciled with Cemex’s statutory tax rate in Mexico. Differences between Mexico’s 30% statutory tax rate and the tax rates in other countries where Cemex operates, as well as variations in expense recognition for financial reporting and tax purposes, significantly influence this reconciliation (note 21.3).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Effective tax rate – continued

For the years ended December 31, 2025, 2024 and 2023, the statutory tax rates for Cemex’s operating segments were as follows:

Country	2025	2024	2023
Mexico	30.0%	30.0%	30.0%
United States	21.0%	21.0%	21.0%
Europe	9.0% - 28.2%	9.0% - 28.2%	9.0% - 28.2%
Middle East and Africa	9.0% - 23.0%	9.0% - 23.0%	22.5% - 23.0%
SCA&C	9.0% - 35.0%	9.0% - 35.0%	5.5% - 35.0%

Cemex’s current and deferred income tax amounts in the Income Statement for the period are highly variable. This variability depends on taxable income in each jurisdiction, which is influenced by sales volumes and prices, costs, exchange rate fluctuations, interest on debt, and estimated tax assets based on expected future taxable gains.

3.11)	STOCKHOLDERS’ EQUITY

Other equity reserves and subordinated notes (note 22.2)

Groups the cumulative effects of items and transactions that are, temporarily or permanently, recognized directly to stockholders’ equity, and includes the comprehensive income, which reflects certain changes in stockholders’ equity that do not result from investments by owners and distributions to owners, as well as Subordinated Notes (note 22.2).

The most significant items within “Other equity reserves and subordinated notes” during the reported periods are as follows:

Items of “Other equity reserves and subordinated notes” included in the determination of other comprehensive income:

•

Currency translation effects from the translation of foreign subsidiaries, including a) exchange results from foreign currency debt related to the acquisition of foreign subsidiaries; and b) exchange results from foreign currency related parties’ balances that are of a non-current investment class (note 3.3);

•

The effective portion of the valuation and liquidation effects from derivative financial instruments under cash flow hedging relationships, which are recorded temporarily in stockholders’ equity (note 3.4);

•	Changes in fair value of other investments in strategic securities (note 3.4); and

•	Current and deferred income taxes during the period arising from items which effects are directly recognized in stockholders’ equity.

Items of “Other equity reserves and subordinated notes” not included in the determination of other comprehensive income:

•	Effects related to controlling stockholders’ equity for changes or transactions affecting non-controlling interest stockholders in Cemex’s consolidated subsidiaries;

•

Effects attributable to controlling stockholders’ equity for financial instruments issued by consolidated subsidiaries that qualify for accounting purposes as equity instruments, such as the interest expense paid on perpetual debentures;

•	The balance of Subordinated Notes with no fixed maturity and any interest accrued thereof; and

•	The cancellation of the Parent Company’s shares held by consolidated entities or held in trust for the liquidation of executive long-term share-based compensation.

3.12)	EXECUTIVE SHARE-BASED COMPENSATION (note 23)

Share-based payments to executives are defined as equity instruments when services received from employees are settled by delivering shares of the Parent Company; or as liability instruments when Cemex commits to making cash payments to the executives upon exercising the awards based on changes in the Parent Company stock (intrinsic value). The cost of equity instruments represents their estimated fair value at the date of grant and is recognized in the operating results during the periods in which the executives release any restriction. Cemex does not grant liability instruments.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

3.13)	ALLOWANCES RELATED TO EMISSIONS OF CO2

In certain countries where Cemex operates, including the EU countries and the United Kingdom, among others, mechanisms aimed at reducing carbon dioxide emissions have been established, such as the European Union’s emissions trading system (“EU ETS”) and the United Kingdom’s emissions trading system (“UK ETS”), respectively, by means of which, under the outstanding rules, the relevant environmental authorities have granted annually to the entities that release CO2, such as the cement industry, certain number of carbon emission rights (“Allowances”) free of cost. Entities in turn must submit to such environmental authorities at the end of the compliance period, Allowances for a volume equivalent to the tons of CO2 released. Companies must buy additional Allowances to meet deficits between actual CO2 emissions during the compliance period and Allowances received. In general, failure to deliver the required Allowances is subject to significant monetary penalties. Entities may also dispose of any surplus of Allowances in the market. The trend is that Allowances received free of cost will be reduced over time from 2026 to zero by 2034 so that entities are compelled to act and gradually reduce the aggregate volume of emissions. EU ETS and UK ETS rules are periodically reviewed to ensure they remain effective and aligned with the EU’s and UK’s climate goals respectively. Forward purchase commitments are in place to address a significant portion of the projected deficit for 2029 and 2030 (note 25.1).

Cemex accounts for the effects associated with CO2 emission reduction mechanisms as follows:

•	Allowances received without payment are recognized at zero cost in the statement of financial position.

•	Revenues from the sale of excess Allowances is recognized in the Income Statement in the period it occurs.

•	Allowances acquired to hedge expected CO2 emissions deficits for internal use only are recognized as intangible assets at cost and allocated to the cost of sales during the relevant compliance period.

•	Cemex accrues a provision at market value against the cost of sales if current CO2 emissions exceed available emission rights and additional Allowances have not yet been acquired.

3.14)	CONCENTRATION OF CREDIT

Cemex primarily sells to construction industry distributors, with no specific geographic concentration within its operating countries. For the years ended December 31, 2025, 2024, and 2023, no single customer accounted for a significant share of reported sales or trade accounts receivable. Similarly, purchases were not significantly concentrated with any single supplier.

3.15)	NEWLY ISSUED IFRS NOT YET ADOPTED

Several amendments and new IFRS have been issued but are not yet effective. Cemex is reviewing these standards and will adopt them on their respective effective dates. None is expected to have a material adverse impact on our results of operations, liquidity, or financial condition.

Standard	Main topic	Effective date
Amendments to the Classification and Measurement of Financial Instruments – Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments: Disclosures

The amendments to IFRS 9 and IFRS 7 clarify the derecognition of financial liabilities on the settlement date, allowing accounting options for electronic settlements and require additional disclosures for financial assets and liabilities with contingent terms, including Environmental, Social and Governance features.

January 1, 2026

Contract referencing nature- dependent electricity contracts: Amendments to IFRS 9, Financial Instruments and IFRS 7, Financial Instruments	The amendments allow a company to apply the own-use exemption to Power Purchase Agreement if the company has been, and expects to be, a net- purchaser of electricity for the contract period.	January 1, 2026

In addition, IFRS 18, Presentation and Disclosure in Financial Statements, will replace IAS 1 effective January 1, 2027. It introduces new categories and subtotals in the statement of profit or loss, requires disclosure of management-defined performance measures, and sets new requirements for the location, aggregation, and disaggregation of financial information. Foreign exchange results must be classified by the related income and expenses categories, requiring further disaggregation and affecting the operating, investing, and financing sections. Moreover, the Cash Flow Statement requires operating profit as the starting point. It also standardizes the classification of interest and dividends to match their treatment in the “Income statement”. These changes affect how Cemex presents cash flows from operating, investing, and financing activities. In addition to assessing the impact of these changes, Cemex is currently updating and designing changes to its systems to address the categories in the Income Statement.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

4)	REVENUES

Cemex’s revenues are primarily generated from the sale and distribution of cement, ready-mix concrete, aggregates, and other construction materials and services, including urbanization solutions. Revenue is recognized at a point in time or over time, based on the transaction price. However, during the reported periods, revenues recognized over time were not significant. As of December 31, 2025 and 2024, contract liabilities with customers were $369 and $269, respectively, mainly reflecting advances received from customers (note 19.2).

As of December 31, 2025 and 2024, amounts receivable for progress billings and customer advances under construction contracts were not significant. Additionally, for 2025, 2024, and 2023, revenues and costs related to construction contracts in progress were not significant. For 2025, 2024, and 2023, costs capitalized as contract fulfillment assets and released over the contract were also not significant. Cemex offers credit terms of 15 to 90 days, depending on customer type and risk.

5)	BUSINESS COMBINATIONS, DIVESTITURES AND DISCONTINUED OPERATIONS AND SELECTED FINANCIAL INFORMATION BY OPERATING SEGMENT AND LINE OF BUSINESS

5.1)	BUSINESS COMBINATIONS

On August 1, 2025, Cemex increased its holdings in Couch Aggregates, LLC (“Couch”) to a majority stake by an additional 30%, for a price of $34. Couch produces aggregate materials across the southeastern United States. With this transaction, Cemex expanded its investment in Couch from 49% to 79% (note 14.1). Cemex determined goodwill for this transaction for $25.

On September 3, 2024, Cemex acquired a 51% controlling interest in a Berlin-based recycling company from the Heim Group in Germany for a price of $4. This company processes mineral construction, demolition, and excavation materials and operates one plant to store biogenic CO2 in recycled mineral waste permanently.

During 2023, Cemex completed various business acquisitions and controlling interest acquisitions, primarily in the aggregates, mortars, maritime operations, adhesives, and construction demolition and excavation waste recycling sectors, for a total consideration of $101. Cemex determined goodwill for these transactions for $6.

The following table presents the combined condensed fair value information of the assets acquired and liabilities assumed that were integrated into Cemex in connection with the acquisitions in 2025 and 2024.

	2025	2024
Current assets	$37	2
Property, machinery and equipment	113	8
Intangible assets and goodwill	35	5

Total assets	185	15
Current liabilities	20	1
Non-current liabilities	38	9

Total liabilities	58	10

Net assets acquired	$127	5

5.2)	DIVESTITURES AND DISCONTINUED OPERATIONS

On October 6, 2025, Cemex concluded the sale of substantially all its operations and the majority of its assets in Panama to Grupo Estrella for a total consideration of $200, subject to final adjustments. Cemex retained its admixtures business in Panama. The sale resulted in a loss on disposal of $63 and a goodwill cancellation of $24.

On January 30, 2025, Cemex completed the sale of its operations in the Dominican Republic to Cementos Progreso Holdings, S.L., and its strategic partners, for a total consideration of $950, subject to final adjustments. The sale resulted in a gain on sale of $551, and goodwill cancellation of $13.

On December 2, 2024, Cemex sold its operations and assets in the Philippines to DACON Corporation, DMCI Holdings, Inc., and Semirara Mining & Power Corporation, for a total consideration related to Cemex’s controlling interest of $798, including the sale of minority investments and other assets. The sale resulted in a loss on sale of $119 and a goodwill cancellation of $79.

On November 1, 2024, Cemex sold its non-controlling interest of 34.8% in Neoris N.V. (“Neoris”) to EPAM Systems, Inc. for a total of $215, resulting in a gain of $139 recognized within “Other expenses, net.”

On September 10, 2024, Cemex sold its operations in Guatemala to a subsidiary of Holcim Ltd, for a total consideration of $212. The sale resulted in a gain on sale of $163.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Divestitures and discontinued operations - continued

The following table presents combined condensed information of the statement of financial position of the operations held for sale in the Dominican Republic as of December 31, 2024, and as of the date of sale in 2024 of Guatemala and Philippines. For 2025 the table presents combined condensed information of the operations held for sale in the Dominican Republic and Panama as of the date of sale.

	2025	2024
Current assets	$144	326
Property, machinery and equipment	310	733
Other non-current assets and goodwill	53	161

Total assets	507	1,220
Current liabilities	122	291
Non-current liabilities	15	113

Total liabilities	137	404

Net assets sold or held for sale	$370	816

Cemex’s discontinued operations are reported in the Income Statements, net of income tax, in the single line item “Discontinued operations” for the following periods and operations, including results on sale, the reclassification of foreign currency translation effects accrued in equity until the date of loss of control and goodwill in: a) the operations in Panama for the period from January 1 to October

6, 2025 and for the years 2024 and 2023; b) the operations in the Dominican Republic for the period from January 1 to January 30, 2025 and for the years 2024 and 2023; c) the operations in the Philippines for the period from January 1 to December 2, 2024 and the year 2023; d) the operations in Guatemala for the period from January 1 to September 10, 2024 and the year 2023. The following table presents condensed combined information of the Income Statements.

	2025	2024	2023
Revenues	$131	875	984
Cost of sales, operating expenses, and other expenses, net	(110)	(774)	(875)
Financial expenses, net, and others	(6)	—	15

Earnings before income tax	15	101	124
Income tax	(4)	(108)	(46)

Result of discontinued operations	11	(7)	78
Net disposal result	555	43	—

Net result of discontinued operations	$566	36	78

5.3)	SELECTED FINANCIAL INFORMATION BY OPERATING SEGMENT AND LINE OF BUSINESS

Operating segments

The Company’s operating segments represent the components of Cemex that engage in business activities from which Cemex earns revenues and incurs expenses, and whose operating results are reviewed by Cemex’s Chief Executive Officer (“CEO”) to evaluate performance and allocate resources. For Cemex, the CEO is the Chief Operating Decision Maker (“CODM”).

On February 10, 2025, Cemex announced the retirement of its former CEO, who had served for 35 years in Cemex. The Board of Directors of Cemex, S.A.B. de C.V. appointed a new CEO, effective April 1, 2025. As a result of the continuing reorganization of reporting structures, this leadership transition and a reorganization program, Cemex reassessed its operating segments in accordance with IFRS 8 Operating Segments (“IFRS 8”). In 2025, Cemex redefined its operating segments to reflect current evaluation, reporting performance, and resource allocation. Previously, segments’ information was reported by country, but this no longer aligns with how Cemex’s CEO reviews financial and operational information. Cemex operations are organized in four geographical regions and are led each by a regional president: 1) Mexico, 2) United States, 3) Europe, Middle East and Africa (“EMEA”), and 4) South, Central America and the Caribbean (“SCA&C”), which includes Colombia, Puerto Rico, Nicaragua, Jamaica, and the Caribbean. Although EMEA is managed as a single region, Cemex provides additional disclosure by dividing it into two operating segments: Europe, which includes the United Kingdom, France, Germany, Poland, Spain, the Czech Republic, and Croatia and the Middle East and Africa, which includes our operations in Israel, Egypt, and the United Arab Emirates. This approach addresses differences within the EMEA region regarding economic conditions, customer purchasing power, pricing strategies, profitability, currencies, demographics, and geographic locations. Commencing for the year ended December 31, 2025, Cemex reports five segments: Mexico, United States, Europe, Middle East and Africa, and SCA&C. No operating segments have been aggregated. The information presented below for the years ending December 31, 2024 and 2023 has been revised to reflect the realignment of segments as determined by the CODM and current management of the organization.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Operating segments – continued

The line item “Other activities,” used to reconcile operating segments with consolidated amounts from continuing operations, includes cement and clinker trade maritime operations, non-operating transactions of the Parent Company, other corporate entities, and finance subsidiaries, and other minor subsidiaries with different business lines.

The material accounting policies used for the operating segments information are consistent with those described in note 3. The tables below show selected information of Cemex’s Income Statements for the years ended December 31, 2025, 2024 and 2023, by reporting segments and total sales by geographic market.

2025	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Financial income and other items, net
Mexico		$4,364	(82)	4,282	1,404	214	1,190	(116)	(36)	195
United States		5,008	(7)	5,001	979	495	484	(278)	(64)	(34)
EMEA
Europe		3,819	(22)	3,797	569	273	296	(148)	(32)	(28)
Middle East and Africa		1,299	—	1,299	219	71	148	18	(12)	(1)
SCA&C		1,144	(32)	1,112	223	73	150	(166)	(8)	17

Operating segments				15,491	3,394	1,126	2,268	(690)	(152)	149
Other activities				641	(314)	165	(479)	(94)	(302)	(1)

Consolidated	$			16,132	3,080	1,291	1,789	(784)	(454)	148

2024	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Financial income and other items, net
Mexico		$4,881	(136)	4,745	1,475	207	1,268	(26)	(38)	(269)
United States		5,194	—	5,194	1,031	514	517	(4)	(74)	(33)
EMEA
Europe		3,681	(99)	3,582	510	258	252	(78)	(43)	9
Middle East and Africa		1,010	—	1,010	127	49	78	(5)	(12)	(3)
SCA&C		1,100	(36)	1,064	214	64	150	(30)	—	(19)

Operating segments				15,595	3,357	1,092	2,265	(143)	(167)	(315)
Other activities				468	(300)	142	(442)	142	(378)	(64)

Consolidated	$			16,063	3,057	1,234	1,823	(1)	(545)	(379)

2023	Sales (including intragroup transactions)		Less: Intragroup transactions	External revenues	Operating EBITDA	Less: Depreciation and amortization	Operating earnings before other expenses, net	Other expenses, net	Financial expense	Financial income and other items, net
Mexico		$5,060	(205)	4,855	1,488	221	1,267	(59)	(39)	105
United States		5,338	—	5,338	1,040	483	557	(31)	(75)	(30)
EMEA
Europe		3,718	(91)	3,627	529	244	285	(44)	(37)	(21)
Middle East and Africa		1,093	(2)	1,091	134	50	84	(2)	(10)	(4)
SCA&C		1,072	(30)	1,042	199	56	143	(42)	—	(2)

Operating segments				15,953	3,390	1,054	2,336	(178)	(161)	48
Other activities				451	(271)	119	(390)	(27)	(368)	(32)

Consolidated	$			16,404	3,119	1,173	1,946	(205)	(529)	16

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Operating segments – continued

As of December 31, 2025 and 2024, the selected statement of financial position information by operating segment was as follows:

2025	Current Assets	Associates and joint ventures	Other Non-Current Assets	Total Assets	Total liabilities	Net assets by segment	Capital expenditures
Mexico	$1,730	—	3,674	5,404	1,809	3,595	236
United States	1,068	234	11,556	12,858	2,734	10,124	531
EMEA
Europe	1,096	66	3,574	4,736	2,299	2,437	269
Middle East and Africa	867	—	620	1,487	782	705	65
SCA&C	310	—	1,440	1,750	577	1,173	128

Operating segments	5,071	300	20,864	26,235	8,201	18,034	1,229
Other activities	984	492	1,192	2,668	7,097	(4,429)	14

Assets held for sale	42	—	—	42	9	33	—

Consolidated	$6,097	792	22,056	28,945	15,307	13,638	1,243

2024	Current Assets	Associates and joint ventures	Other Non-Current Assets	Total Assets	Total liabilities	Net assets by segment	Capital expenditures
Mexico	$1,378	—	2,777	4,155	1,693	2,462	315
United States	1,046	285	11,654	12,985	2,903	10,082	486
EMEA
Europe	963	57	3,300	4,320	2,112	2,208	288
Middle East and Africa	610	—	510	1,120	655	465	80
SCA&C	337	—	1,643	1,980	676	1,304	189

Operating segments	4,334	342	19,884	24,560	8,039	16,521	1,358
Other activities	417	411	1,646	2,474	6,692	(4,218)	22

Assets held for sale	265	—	—	265	91	174	—

Consolidated	$5,016	753	21,530	27,299	14,822	12,477	1,380

The capital expenditures shown in the table above include purchases of property, machinery and equipment, stripping costs, and right-of-use assets incurred during the period (notes 15.1 and 15.2). They do not include increases in assets related to asset retirement obligations (note 19.3).

Revenue information by line of business and operating segment

Cemex operates in the construction industry, producing, marketing, selling and distributing cement, ready-mix concrete, aggregates and related materials and services. The following tables presents revenues, by business line, including intragroup transactions and external customers, for the years ended December 31, 2025, 2024 and 2023:

2025	Cement		Ready-mix concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$2,965	1,287	344	774	15	(1,103)	4,282
United States		1,825	2,751	1,374	601	1	(1,551)	5,001
EMEA
Europe		1,640	1,602	1,000	339	88	(872)	3,797
Middle East and Africa		311	888	227	140	12	(279)	1,299
SCA&C		949	195	63	83	28	(206)	1,112

Operating segments		7,690	6,723	3,008	1,937	144	(4,011)	15,491
Other activities		—	—	—	—	641	—	641

Consolidated	$							16,132

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Revenue information by line of business and operating segment – continued

2024	Cement		Ready-mix concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$3,207	1,434	393	1,077	10	(1,376)	4,745
United States		1,905	2,905	1,374	658	1	(1,649)	5,194
EMEA
Europe		1,534	1,532	956	336	85	(861)	3,582
Middle East and Africa		207	693	190	122	13	(215)	1,010
SCA&C		906	193	64	96	14	(209)	1,064
Operating segments		7,759	6,757	2,977	2,289	123	(4,310)	15,595
Other activities		—	—	—	—	468	—	468

Consolidated	$							16,063

2023	Cement		Ready-mix concrete	Aggregates	Urbanization solutions	Others	Eliminations	External revenues
Mexico		$3,378	1,397	399	1,163	13	(1,495)	4,855
United States		1,988	3,070	1,347	694	14	(1,775)	5,338
EMEA
Europe		1,513	1,666	960	295	90	(897)	3,627
Middle East and Africa		237	743	200	125	19	(233)	1,091
SCA&C		885	177	61	92	9	(182)	1,042
Operating segments		8,001	7,053	2,967	2,369	145	(4,582)	15,953
Other activities		—	—	—	—	451	—	451

Consolidated	$							16,404

6)	COST OF SALES

Cost of sales refers to the production cost of inventories at the time of sale. It includes depreciation, amortization and depletion of production assets, storage expenses at production plants, freight costs for raw material and delivery expenses for Cemex’s ready-mix concrete business. The details of the consolidated cost of sales by nature for the years 2025, 2024 and 2023 are as follows:

	2025	2024	2023
Raw materials and goods for resale	$5,179	4,964	5,207
Payroll	1,751	1,787	1,701
Electricity, fuels and other services	1,272	1,429	1,558
Depreciation and amortization	1,047	1,008	969
Maintenance, repairs and supplies	943	947	908
Transportation costs	568	525	454
Other production costs and change in inventory	61	(5)	71

	$10,821	10,655	10,868

7)	OPERATING EXPENSES

Administrative and selling expenses include cost for personnel, services and equipment, including depreciation and amortization, related to management, back-office and sales activities. Distribution and logistics expenses refer to storage at points of sale, including depreciation and amortization, as well as freight expenses for moving finished products between plants, sale points and customers’ facilities. Consolidated operating expenses by function during 2025, 2024 and 2023 are as follows:

	2025	2024	2023
Administrative expenses	$1,371	1,327	1,346
Selling expenses	415	434	390

Administrative and selling expenses	1,786	1,761	1,736
Distribution and logistics expenses	1,736	1,824	1,854

Operating expenses	$3,522	3,585	3,590

Administrative expenses include depreciation and amortization of $188 in 2025, $173 in 2024, and $161 in 2023. Selling expenses include depreciation and amortization of $56 in 2025, $53 in 2024, and $43 in 2023.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Operating expenses – continued

Consolidated operating expenses during 2025, 2024 and 2023 by nature are as follows:

	2025	2024	2023
Transportation costs	$1,564	1,656	1,703
Payroll	1,192	1,117	1,088
Professional legal, accounting and advisory services	303	270	273
Depreciation and amortization	244	226	204
Maintenance, repairs and supplies	110	111	98
Office supplies, utilities and rental expenses	75	80	85
Expected credit losses	5	15	11
Other operating expenses	29	110	128

	$3,522	3,585	3,590

8)	OTHER EXPENSES, NET

The detail of the caption “Other expenses, net” for the years 2025, 2024 and 2023 is as follows:

	2025	2024	2023
Impairment losses (notes 15.1, 16 and 17.2)	$(538)	(122)	(43)
Restructuring costs [1]	(179)	(10)	(2)
Results from the sale of assets and others [2]	(67)	131	(160)

	$(784)	(1)	(205)

1	In 2025, Cemex incurred restructuring expenses related to the Cutting-Edge program, a corporate initiative to optimize its organizational and operational structure.
2	In 2024, includes a gain of $139 related to the sale of Cemex’s 34.8% equity interest in Neoris (note 5.2).

9)	FINANCIAL INCOME AND OTHER ITEMS, NET

The details of financial income and other items, net, in 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Foreign exchange results	$232	(353)	130
Financial income	48	36	37
Results from financial instruments, net (notes 14.2 and 18.4)	(41)	(4)	(65)
Net interest cost of defined benefit liabilities (note 20)	(39)	(40)	(44)
Effects of amortized cost on assets and liabilities	(49)	(53)	(42)
Others	(3)	35	—

	$148	(379)	16

10)	TRADE ACCOUNTS RECEIVABLE

As of December 31, 2025 and 2024, consolidated trade accounts receivable consisted of:

	2025	2024
Trade accounts receivable	$1,854	1,659
Allowances for expected credit losses	(84)	(77)

	$1,770	1,582

As of December 31, 2025 and 2024, trade accounts receivable include $799 and $755, respectively, related to receivables sold in several countries under securitization and factoring programs with recourse. Cemex retains control and the majority of risks and rewards for these trade accounts receivable. As a result, the receivables sold were not derecognized from the statement of financial position. The funded amounts to Cemex, $681 as of December 31, 2025 and $658 as of December 2024, are recognized in “Other financial obligations” (note 18.2).

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Trade accounts receivable - continued

As of December 31, 2025, the balances of trade accounts receivable and the allowance for Expected Credit Losses (“ECL”) were as follows:

	Accounts receivable	ECL allowance	ECL average rate
Mexico	$404	29	7.2%
United States	540	11	2.0%
Europe	496	19	3.8%
Middle East and Africa	338	19	5.6%
SCA&C and others	76	6	7.9%

	$1,854	84

11)	OTHER ACCOUNTS RECEIVABLE

As of December 31, 2025 and 2024, consolidated other accounts receivable consisted of:

	2025	2024
Advances of income taxes and refundable taxes	$660	494
Non-trade accounts receivable from the sale of fixed assets	90	87
Current portion of assets from valuation of derivative financial instruments	5	64
Interest and notes receivable	61	56
Loans to employees and others	18	14

	$834	715

12)	INVENTORIES

Inventories are valued using the lower of cost or net realizable value. The weighted average cost of inventories includes expenditures incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. Inventory balances are subject to impairment. When an impairment situation arises, the related inventory is adjusted to its net realizable value against “Cost of sales.” Advances to suppliers of inventory are presented as part of other current assets.

As of December 31, 2025 and 2024, the consolidated balances of inventories were summarized as follows:

	2025	2024
Finished goods	$425	392
Materials and spare parts	376	383
Raw materials	398	377
Work-in-process	279	266
Inventory in transit	49	67

	$1,527	1,485

13)	ASSETS HELD FOR SALE AND OTHER CURRENT ASSETS

As of December 31, 2025 and 2024, assets held for sale and other current assets were detailed as follows:

	2025	2024
Assets held for sale	$42	265
Other current assets	102	105

	$144	370

For the year ended December 31, 2024, assets held for sale include the carrying amounts of Cemex’s operation in the Dominican Republic (note 5.2) for $229 and other assets held for sale of $36. As of December 31, 2025 and 2024, other current assets primarily consist of advance payments to inventory suppliers.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

14)	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES, OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

14.1)	INVESTMENTS IN ASSOCIATES AND JOINT VENTURES

As of December 31, 2025 and 2024, the investments in common shares of associates and joint ventures, which are accounted under the equity method, were as follows:

Associates	Activity	Country	%	2025	2024
Camcem, S.A. de C.V.	Cement	Mexico	40.1	$470	393
Concrete Supply Co. LLC	Concrete	United States	40.0	117	111
Lehigh White Cement Company	Cement	United States	36.8	83	85
Couch Aggregates, LLC (note 5.1)	Aggregate	United States	—	—	55
Joint ventures
Société d’Exploitation de Carrières	Aggregate	France	50.0	26	23
Société Méridionale de Carrières	Aggregate	France	33.3	14	12
Other companies	—	—	—	82	74

				$792	753

The breakdown is presented below:
Acquisition cost				$334	388
Equity method recognition				458	365

The combined condensed statements of financial position of associates and joint ventures as of December 31, 2025 and 2024 are set forth below:

	2025	2024
Current assets	$1,818	1,755
Non-current assets	2,597	2,108

Total assets [1]	4,415	3,863

Current liabilities	470	492
Non-current liabilities	1,076	859

Total liabilities [1]	1,546	1,351

Total net assets	$2,869	2,512

1

Out of the total assets in 2025 and 2024 of the table above, Camcem, S.A. de C.V. (“Camcem”), holding company of GCC, S.A.B. de C.V., represented 80% and 78%, respectively. In addition, out of total liabilities, Camcem represented 80% in 2025 and 79% in 2024.

Combined selected information of the Income Statements of associates and joint ventures in 2025, 2024 and 2023 is set forth below:

	2025	2024	2023
Revenues	$2,550	2,098	2,410
Operating earnings	490	440	535
Income before income tax	377	320	394
Net income [1]	240	211	268

1	Out of net income in the table above, caption that Cemex accounts under the equity method, Camcem represented 68% in 2025, 68% in 2024 and 59% in 2023.

As of December 31, 2025 and 2024, Cemex did not have written put options for the acquisition of associates and joint ventures.

14.2)	OTHER INVESTMENTS AND NON-CURRENT ACCOUNTS RECEIVABLE

As of December 31, 2025 and 2024, consolidated other investments and non-current accounts receivable were summarized as follows:

	2025	2024
Non-current accounts receivable	$189	191
Non-current portion of assets of derivative financial instruments (note 18.4)	10	60
Investments in strategic equity securities and other investments	13	5
	$212	256

Non-current accounts receivable include, among other items, accounts receivable from equity investments and joint ventures, advances to suppliers of fixed assets, employee prepaid compensation, and warranty deposits.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

15)	PROPERTY, MACHINERY AND EQUIPMENT, NET AND ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2025 and 2024, property, machinery and equipment, net and assets for the right-of-use, net were summarized as follows:

	2025	2024
Property, machinery and equipment, net	$11,054	10,152
Assets for the right-of-use, net	1,114	1,088

	$12,168	11,240

15.1)	PROPERTY, MACHINERY AND EQUIPMENT, NET

As of December 31, 2025, the average useful lives by category of fixed assets, which are reviewed at each reporting date, were as follows:

Years
Administrative buildings	33
Industrial buildings	25
Machinery and equipment in plant	18
Ready-mix trucks and motor vehicles	9
Office equipment and other assets	7

As of December 31, 2025 and 2024, consolidated property, machinery and equipment, net, and the changes in this line item were as follows:

	2025
	Land and mineral reserves	Building	Machinery and equipment	Construction in progress	Total
Cost at beginning of period	$5,120	2,426	11,962	1,398	20,906
Accumulated depreciation and depletion	(1,629)	(1,535)	(7,590)	—	(10,754)

Net book value at beginning of period	3,491	891	4,372	1,398	10,152
Capital expenditures	97	140	508	262	1,007
Stripping costs	44	—	—	—	44

Total capital expenditures	141	140	508	262	1,051
Disposal of property, plant and equipment	(44)	(14)	(46)	—	(104)
Reclassifications [1]	—	107	393	(500)	—
Divestitures [2]	(14)	(49)	(117)	(13)	(193)
Business combinations (note 5.1)	67	—	36	1	104
Depreciation and depletion for the period	(40)	(35)	(744)	—	(819)
Impairment losses (note 8)	(18)	(27)	(47)	—	(92)
Asset retirement obligations (note 19.3)	—	111	171	—	282
Foreign currency translation effects	29	208	393	43	673

Cost at end of period	5,485	2,994	13,095	1,191	22,765
Accumulated depreciation and depletion	(1,873)	(1,662)	(8,176)	—	(11,711)

Net book value at end of period	$3,612	1,332	4,919	1,191	11,054

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Property, machinery and equipment, net – continued

	2024
	Land and mineral reserves	Building	Machinery and equipment	Construction in progress	Total
Cost at beginning of period	$5,295	2,636	12,702	1,931	22,564
Accumulated depreciation and depletion	(1,495)	(1,657)	(8,140)	—	(11,292)

Net book value at beginning of period	3,800	979	4,562	1,931	11,272
Capital expenditures	65	99	695	182	1,041
Stripping costs	49	—	—	—	49

Total capital expenditures	114	99	695	182	1,090
Disposal of property, plant and equipment	(42)	(4)	(44)	—	(90)
Divestitures and reclassifications [2]	(67)	(62)	(205)	(359)	(693)
Business combinations (note 5.1)	—	—	2	—	2
Depreciation and depletion for the period	(34)	(33)	(724)	—	(791)
Impairment losses (note 8)	(36)	(26)	(60)	—	(122)
Asset retirement obligations (note 19.3)	—	15	48	—	63
Foreign currency translation effects	(244)	(77)	98	(356)	(579)

Cost at end of period	5,120	2,426	11,962	1,398	20,906
Accumulated depreciation and depletion	(1,629)	(1,535)	(7,590)	—	(10,754)

Net book value at end of period	$3,491	891	4,372	1,398	10,152

1

As of December 31, 2025, Cemex began commercial operations at its cement plant in the municipality of Maceo, Colombia (the “Maceo Plant”) (note 26.3). In 2025, Cemex reclassified $390 from construction in progress. The carrying amount of the Maceo Plant as of December 31, 2025, is $448.

2

In 2025, this includes the divestiture of operations in Panama for $193. In 2024, it includes the reclassification of Dominican Republic operations to assets held for sale for $115, as well as the divestiture of operations in the Philippines and Guatemala for $542 and $36, respectively (note 5.2).

During the years ended December 31, 2025, 2024 and 2023, impairment losses of fixed assets by operating segment are as follows:

	2025	2024	2023
Mexico	$21	6	4
United States	6	24	3
Europe	46	74	14
SCA&C	19	18	15

	$92	122	36

Impairment losses on fixed assets recognized in 2025, 2024 and 2023, primarily resulted from: a) closure or reduction of operations due to supply adjustments; b) changes in the operating model of certain assets; c) material decrease in real estate prices; and d) prolonged inactivity. No reversals of prior years’ impairment charges occurred during these periods.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

15.2)	ASSETS FOR THE RIGHT-OF-USE, NET

As of December 31, 2025 and 2024, consolidated assets for the right-of-use, net and the changes in this caption during 2025 and 2024, were as follows:

	2025
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$456	365	1,571	69	2,461
Accumulated depreciation	(211)	(190)	(927)	(45)	(1,373)

Net book value at beginning of period	245	175	644	24	1,088
Additions of new leases	39	27	117	9	192
Business combinations and divestitures, net (note 5)	—	(3)	9	—	6
Depreciation	(36)	(20)	(185)	(11)	(252)
Foreign currency translation effects	58	(56)	81	(3)	80

Assets for the right-of-use at end of period	491	366	1,653	82	2,592
Accumulated depreciation	(185)	(243)	(987)	(63)	(1,478)

Net book value at end of period	$306	123	666	19	1,114

	2024
	Land	Buildings	Machinery and equipment	Others	Total
Assets for the right-of-use at beginning of period	$476	356	1,722	58	2,612
Accumulated depreciation	(155)	(234)	(985)	(44)	(1,418)

Net book value at beginning of period	321	122	737	14	1,194
Additions of new leases	24	76	171	19	290
Cancellations and remeasurements, net	(22)	(2)	(16)	(2)	(42)
Divestitures and reclassifications (note 5.2)	(34)	(3)	(4)	—	(41)
Business combinations (note 5.1)	6	—	—	—	6
Depreciation	(34)	(36)	(176)	(12)	(258)
Foreign currency translation effects	(16)	18	(68)	5	(61)

Assets for the right-of-use at end of period	456	365	1,571	69	2,461
Accumulated depreciation	(211)	(190)	(927)	(45)	(1,373)

Net book value at end of period	$245	175	644	24	1,088

For the years ended December 31, 2025, 2024 and 2023, combined rental expense for short-term leases, low-value assets and variable lease payments were $114, $127 and $134, respectively. These expenses were recognized within cost of sales and operating expenses, as appropriate. Cemex did not have any material revenue from sub-leasing activities during these periods.

16)	INTANGIBLE ASSETS, NET

As of December 31, 2025 and 2024, intangible assets of define useful life were summarized as follows:

	2025	2024
Extraction rights	$1,876	1,796
Internally developed software	1,311	1,137
Mining projects, industrial property and trademarks	85	78
Other intangible assets	450	390

Total intangible assets	3,722	3,401
Accumulated amortization	(1,732)	(1,481)

Total intangible assets, net	$1,990	1,920

Except for extraction rights, which are amortized using the units-of-production method, Cemex’s intangible assets are amortized on a straight-line basis over average useful lives of 3 to 20 years.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Intangible assets, net – continued

Changes in intangible assets of definite life in 2025 and 2024, were as follows:

	2025	2024
Balance at beginning of period	$1,920	1,856
Additions	414	377
Disposals	(75)	(81)
Amortization for the period	(220)	(185)
Impairment (note 8)	(16)	—
Business combinations (note 5.1)	10	—
Foreign currency translations effect	(43)	(47)

Balance at end of period	$1,990	1,920

As shown in the table above, the most significant additions are extraction rights, for $142 in 2025 and $64 in 2024, with most of the increase occurring in the United States. Moreover, additions for internally developed software were $163 in 2025 and $188 in 2024.

17)	GOODWILL AND ANALYSIS OF GOODWILL IMPAIRMENT

17.1)	GOODWILL

As of December 31, 2025 and 2024, consolidated goodwill was $7,170 and $7,441, respectively. The changes in consolidated goodwill were as follows:

	2025	2024
Balance at beginning of period	$7,441	7,674
Impairment losses (note 8)	(430)	—
Divestitures and reclassifications (note 5.2)	(24)	(92)
Business combinations (note 5.1)	25	5
Foreign currency translation effects	158	(146)

Balance at end of period	$7,170	7,441

17.2)	ANALYSIS OF GOODWILL IMPAIRMENT

As of December 31, 2025 and 2024, goodwill balances allocated by group of CGUs, net of cumulative impairment adjustments, were as follows:

	2025	2024
United States	$5,894	6,176
Mexico	416	359
United Kingdom	279	259
France	220	194
Colombia	136	220
Other countries	225	233

	$7,170	7,441

The decrease in the consolidated goodwill balance in 2025 is due to the impairment tests concluded in the fourth quarter. Cemex recognized non-cash goodwill impairment losses of $430 within “Other expenses, net” (note 8), with $307 related to the United States operations and $123 in Colombia’s operation. In both cases, the book value of the group of CGUs exceeded their corresponding value in use. The 2025 impairment losses in the United States and Colombia were mainly driven by higher discount rates compared to 2024. In the United States, these losses were also partially due to lower projected cash flows. During 2024 and 2023, Cemex did not determine goodwill impairment losses.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Analysis of goodwill impairment – continued

As of December 31, 2025, 2024 and 2023, Cemex’s pre-tax discount rates and long-term growth rates used to determine the discounted cash flows in the group of CGUs with the main goodwill balances were as follows:

	Discount rates			Long-term growth rates
Groups of CGUs	2025	2024	2023	2025	2024	2023
Mexico	11.6%	10.9%	11.6%	1.0%	0.5%	1.0%
United States	10.1%	9.4%	10.1%	2.1%	2.1%	2.0%
United Kingdom	10.4%	9.7%	10.4%	1.0%	1.3%	1.5%
France	10.5%	9.8%	10.4%	1.0%	1.3%	1.5%
Colombia	12.7%	12.1%	12.7%	3.0%	3.3%	3.3%
Range of rates in other countries .	10.3% - 13.8%	9.6% - 12.8%	10.3% - 14.7%	1.0% - 3.0%	0.7% - 4.0%	1.1% - 4.0%

In connection with Cemex’s long-term growth, which rates are generally based on projections issued by the International Monetary Fund (“IMF”) as maximum benchmarks, but may be adjusted downwards based on industry-specific expectations.

In connection with the previously discussed discount rates and long-term growth, Cemex conducted a thorough assessment of the reasonableness of its conclusions through sensitivity analyses. This analysis considered the impact of independent variations, specifically, a 1% increase in the pre-tax discount rate and a 1% decrease in the long-term growth rate on the value in use of all groups of CGUs. Cemex verified the reasonableness of its conclusions using multiples of Operating EBITDA, by means of which, Cemex determined a weighted-average multiple of Operating EBITDA to enterprise value observed in recent mergers and acquisitions in the industry. The average multiple was then applied to the current Operating EBITDA, and the result was compared to the corresponding carrying amount for each group of CGUs to which goodwill had been allocated. For the year 2025, Cemex determined an average Operating EBITDA multiple of 9.5 times, based on recent divestment transactions.

In relation to the economic assumptions used by the Company described above, the additional impairment losses that would have resulted from the sensitivity analyses derived from independent changes in each of the relevant assumptions, in those groups of CGUs that presented relative impairment risk as of December 31, 2025, are as follows:

		Additional effects on impairment losses resulting from sensitivity analyses of changes in assumptions
Groups of CGUs	Impairment losses recognized	Discount rate +1%	Long-term growth rate –1%
United States	$307	1,097	829
Colombia	123	75	53

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

18) FINANCIAL INSTRUMENTS

18.1) CURRENT AND NON-CURRENT DEBT

As of December 31, 2025 and 2024, Cemex’s consolidated debt, summarized by interest rates and currencies, was as follows:

	2025			2024
	Current	Non-current	Total 1	Current	Non-current	Total 1
Floating rate debt	$505	879	1,384	$23	1,305	1,328
Fixed rate debt	682	3,578	4,260	166	4,035	4,201

	$1,187	4,457	5,644	$189	5,340	5,529

	2025				2024
Currency	Current	Non-current	Total [1]	Effective rate	Current	Non-current	Total [1]	Effective
Dollars	$210	3,413	3,623	4.7%	$161	3,595	3,756	5.1%
Euros	471	525	996	3.2%	2	876	878	3.9%
Pesos	499	475	974	9.8%	—	842	842	11.2%
Other currencies	7	44	51	5.1%	26	27	53	5.4%

	$1,187	4,457	5,644		$189	5,340	5,529

As of December 31, 2025 and 2024, from the total debt of $5,644 and $5,529, respectively, 98% and 95% was held in the Parent Company.

As of December 31, 2025 and 2024, Cemex’s consolidated debt summarized by type of instrument, was as follows:

2025	Current	Non- current
Bank loans
Lines of credit, 2026 to 2033	$16	95
Syndicated loans, 2026 to 2029	332	1,511

	348	1,606

Notes payable
Medium-term notes, 2026 to 2031	636	3,044
Other notes payable, 2026 to 2027	6	4

	642	3,048

Total bank and notes payables	990	4,654
Current maturities	197	(197)

	$1,187	4,457

2024	Current	Non- current
Bank loans
Lines of credit, 2025 to 2026	$11	81
Syndicated loans, 2026 to 2029	—	1,731

	11	1,812

Notes payable
Medium-term notes, 2025 to 2031	150	3,538
Other notes payable, 2025 to 2027	6	12

	156	3,550

Total bank and notes payables	167	5,362
Current maturities	22	(22)

	$189	5,340

Changes in consolidated debt for the years ended December 31, 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Debt at beginning of year	$5,529	6,228	6,971
Proceeds from new debt instruments	2,078	5,048	2,938
Debt repayments	(2,227)	(5,497)	(3,840)
Foreign currency translation and accretion effects	264	(250)	159

Debt at end of year	$5,644	5,529	6,228

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Current and non-current debt – continued

As of December 31, 2025 and 2024, non-current notes payable for $3,048 and $3,550, respectively, were detailed as follows:

Description	Date of issuance	Issuer [1]	Currency	Principal amount	Rate	Maturity	Redeemed amount [2] $	Outstanding amount [2] $	2025	2024
2023 CEBURES variable rate [3]	05/Oct/23	Cemex, S.A.B. de C.V.	Peso	3,000	TIIE+.45%	01/Oct/26	—	167	$—	144
2023 CEBURES fixed rate [3]	05/Oct/23	Cemex, S.A.B. de C.V.	Peso	8,500	11.480%	26/Sep/30	—	472	475	411
July 2031 Notes	12/Jan/21	Cemex, S.A.B. de C.V.	Dollar	1,750	3.875%	11/Jul/31	(642)	1,108	1,104	1,104
September 2030 Notes	17/Sep/20	Cemex, S.A.B. de C.V.	Dollar	1,000	5.2%	17/Sep/30	(283)	717	715	715
November 2029 Notes	19/Nov/19	Cemex, S.A.B. de C.V.	Dollar	1,000	5.45%	19/Nov/29	(247)	753	750	750
March 2026 Notes	19/Mar/19	Cemex, S.A.B. de C.V.	Euro	400	3.125%	19/Mar/26	—	470	—	414
Other notes payable									4	12

									$3,048	3,550

1

As of December 31, 2025, these issuances are fully and unconditionally guaranteed by Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp.

2	Presented net of all notes repurchased by Cemex. As of December 31, 2025, all repurchased notes have been canceled.
3

On February 16, 2024, Cemex reopened and placed an additional principal amount of Ps5,500 of its sustainability-linked long-term notes (Certificados Bursátiles de Largo Plazo or the “2023 CEBURES”) issued in 2023. The reopening closed on February 20, 2024 and consisted of two tranches: the first of Ps2,000 at a floating annual interest rate of TIIE 28 plus 0.45%, and the second of Ps3,500 at a fixed annual interest rate of 11.48%. In connection with these issuances in 2024 and 2023, Cemex negotiated interest rate and currency derivative instruments to synthetically change the financial risks profile of these issuances from the Peso to the Dollar (note 18.4).

The maturities of consolidated long-term debt as of December 31, 2025, were as follows:

		Bank loans	Notes payable	Total
2027		$625	3	628
2028		628	—	628
2029		130	751	881
2030		2	1,190	1,192
2031	and thereafter	24	1,104	1,128

		$1,409	3,048	4,457

As of December 31, 2025, Cemex had the following lines of credit, of which, the committed portion refers to the revolving credit facility under the Banks Credit Agreement, at annual interest rates between 4.34% and 5.40%, depending on the negotiated currency:

	Lines of credit	Available
Other lines of credit in foreign subsidiaries [1]	$125	111
Other lines of credit from banks [1]	1,020	1,020
Revolving credit facilities (“RCF”)	2,352	2,352

	$3,497	3,483

1	Uncommitted amount subject to the banks’ availability.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Sustainability-linked financing framework

As of December 31, 2025 and 2024, Cemex’s consolidated debt totaled $5,644 and $5,529, respectively. Of these amounts, $2,483 in 2025 and $2,285 in 2024 were denominated in Dollars, Euros and Pesos under the 2023 Sustainability-linked Financing Framework (the “2023 SLFF”). This debt supports Cemex’s strategy to reduce CO2 emissions and contribute to a carbon-neutral economy.

As of December 31, 2025 and 2024, $1,843 and $1,731, respectively, of the debt under the 2023 SLFF, were from bank loans, including the 2023 Credit Agreement (as defined below), the Euro Credit Agreement (as defined below) and the Peso Bilateral Term Loan (as defined below) (collectively, the “Bank Credit Agreements”). Under these agreements, annual performance against the 2023 SLFF metrics may adjust the interest rate margin by up to plus or minus 5 basis points (“bps”), consistent with other sustainability-linked facilities for investment-grade rated borrowers.

The remainder of the debt balance under the 2023 SLFF relates to the 2023 CEBURES. Of this, $167 in variable rate debt is linked to a single 2023 SLFF metric and may increase by 20 bps in nominal value at redemption. The remaining $475 in fixed rate debt is also tied to one metric and may result in a 25 bps annual increase to the interest rate for the last four semi-annual coupon payments.

Additionally, Cemex’s securitization programs (notes 10 and 18.2) are linked to the 2023 SLFF. Depending on performance against one or more metrics, these programs may incur an annual fee of up to 5 bps of the total facility amount. The 2023 SLFF is also linked to the revolving credit facilities of Banks Credit Agreement (“RCF”) for $2,352. As of December 31, 2025 and 2024, Cemex’s entire RCF remain available.

2023 Credit Agreement and 2021 Credit Agreement

On October 30, 2023, Cemex refinanced its 2021 Credit Agreement, entering into the 2023 Credit Agreement. The new 2023 Credit Agreement extends the maturity of the 2021 Credit Agreement to 2028 and includes a $1,000, 5-year amortizing term loan and a $2,000, 5-year committed RCF. The 2023 Credit Agreement is denominated in Dollars and retains the previous interest rate margin and financial covenants, consistent with an investment-grade capital structure. As of December 31, 2025 and 2024, the outstanding debt under the 2023 Credit Agreement amounted $1,000 for each year.

All tranches under the 2023 Credit Agreement carry a margin over the Secured Overnight Financing Rate (“SOFR”) of 100 to 175 bps, depending on the Consolidated Leverage Ratio (as defined below). Margins are lowest when the Consolidated Leverage Ratio is less than or equal to 2.25 times and highest when it exceeds 3.25 times. As of December 31, 2025 and 2024, the SOFR rate was 3.87% and 4.49%, respectively.

Euro Credit Agreement

The Euro Credit Agreement consists of a €450, 5-year amortizing term loan and a €300, 4-year committed revolving credit facility, maturing in 2029. The Euro Credit Agreement, denominated exclusively in Euros, maintains the same financial covenants and general terms as the 2023 Credit Agreement. As of December 31, 2025 and 2024, the debt outstanding under the Euro Credit Agreement amounted was €450 for both years.

All tranches under the Euro Credit Agreement carry a margin over the Euro Interbank Offered Rate (“Euribor”) ranging from 140 to 215 bps, depending on the Consolidated Leverage Ratio. The lowest margin applies when the ratio is 2.25 times or less, and the highest applies when it exceeds 3.25 times. As of December 31, 2025 and 2024, the 3-month Euribor rate was 2.026% and 2.714%, respectively.

Peso Bilateral Term Loan

On December 13, 2023, Cemex entered into the Peso Bilateral Term Loan consisting of a Ps6,000, 5-year amortizing term loan. As of December 31, 2025 and 2024, the outstanding debt under this loan was Ps6,000 for both years (note 29).

The debt balances under the Bank Credit Agreements, for which Cemex, S.A.B. de C.V. is the borrower, are guaranteed by Cemex Concretos, S.A. de C.V., Cemex Operaciones México, S.A. de C.V., Cemex Innovation Holding Ltd. and Cemex Corp. Cemex is currently in compliance with all covenants in the Bank Credit Agreements. However, future compliance, including financial covenants, cannot be assured. Failure to comply, if not remedied, may result in an event of default and could materially and adversely affect Cemex’s business and financial condition.

Financial Covenants

Under the Bank Credit Agreements, Cemex must maintain a maximum Consolidated Leverage Ratio of 3.75 and a minimum Consolidated Coverage Ratio of 2.75, measured at the end of each quarter for each rolling four-quarter period. These ratios are calculated using the consolidated amounts as defined in the agreements.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Consolidated Leverage Ratio

Under the Bank Credit Agreements, the ratio is calculated by dividing “Consolidated Net Debt” by “Consolidated EBITDA” for the last twelve months as of the calculation date. Consolidated Net Debt is defined as debt reported in the statement of financial position, less cash and cash equivalents. It excludes existing or future obligations under any securitization program and any subordinated notes of Cemex. It is also adjusted for net mark-to-market of all derivative instruments, as applicable, and other adjustments related to business acquisitions or disposals.

Consolidated EBITDA: Under the Bank Credit Agreements, Operating EBITDA for the last twelve months as of the calculation date is adjusted for any discontinued EBITDA. This adjustment is used solely to calculate the Consolidated Leverage Ratio on a pro forma basis for any material disposition or acquisition.

Consolidated Coverage Ratio

Under the Bank Credit Agreements, this ratio equals Consolidated EBITDA divided by financial expense for the previous twelve months as of the calculation date.

As of December 31, 2025, 2024 and 2023, under the Bank Credit Agreements, the main consolidated financial ratios were as follows:

Consolidated financial ratios		Refers to the compliance limits and calculations in effect on each specified date
		2025	2024	2023
Leverage ratio	Limit	<=3.75	<=3.75	<=3.75
	Calculation	1.63	1.81	2.06

Coverage ratio	Limit	>=2.75	>=2.75	>=2.75
	Calculation	8.37	7.26	7.91

Cemex may face payment acceleration under the Banks Credit Agreement if it fails to comply with financial ratios and does not secure a waiver or negotiate compliance. This could have a significant impact on its operating results, liquidity, and financial position. Cemex’s ability to comply with these ratios may be affected by economic conditions, volatility in foreign exchange rates, as well as by overall conditions in the financial and capital markets or other factors. Cemex will reclassify all non-current debt as current if it fails to meet its covenants, causing a default, including if the financial ratios are not met, or if a cross-default clause is triggered. However, it will not reclassify non-current debt if it anticipates compliance with financial ratios, provided there are amendments or waivers for the next 12 months, a high likelihood of curing any violations during a remediation period, or a long-term refinancing agreement.

18.2) OTHER FINANCIAL OBLIGATIONS

As of December 31, 2025 and 2024, other financial obligations in the consolidated statement of financial position were detailed as follows:

	2025			2024
	Current	Non-current	Total	Current	Non-current	Total
I. Leases	$267	868	1,135	$269	902	1,171
II. Liabilities secured with accounts	681	—	681	658	—	658

	$948	868	1,816	$927	902	1,829

Changes in the balance of lease financial liabilities during 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Lease financial liability at the beginning of year	$1,171	1,258	1,176
Additions from new leases	192	290	341
Reductions from payments	(285)	(296)	(256)
Cancellations and liability remeasurements	3	(47)	(24)
Foreign currency translation and accretion effects	54	(34)	21

Lease financial liability at the end of year	$1,135	1,171	1,258

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Other financial obligations – continued

As of December 31, 2025, the maturities of non-current lease financial liabilities are as follows:

Total
2027	$195
2028	153
2029	118
2030	86
2031 and thereafter	316

$868

Total cash outflows for leases in 2025, 2024 and 2023, including the interest expense portion were $357, $371 and $331, respectively (note 25.1). Consolidated financial expenses related to lease contracts in 2025, 2024 and 2023, were $72, $74 and $70, respectively. In connection with the liabilities secured by accounts receivable, as explained in note 10, the discount granted to acquirers of trade accounts receivable is recorded as financial expense and amounted to $43 in 2025, and $52 in 2024 and 2023.

18.3) FAIR VALUE OF FINANCIAL INSTRUMENTS

Under IFRS, fair value is defined as the “Exit Value,” or the price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, taking into account the counterparty’s credit risk. This concept assumes the presence of a market and market participants for the asset or liability. If no market or participants exist, IFRS applies a fair value hierarchy. Level 1 gives the highest priority to unadjusted quoted prices in active markets for identical items; Level 2 uses observable inputs other than quoted prices, typically for assets not actively traded; Level 3 relies on significant unobservable inputs.

Financial assets and liabilities

The carrying amounts of current financial instruments approximate their estimated fair values because of their short-term, revolving nature. The estimated fair value of Cemex’s non-current debt is classified as level 1 and level 2. It is determined either by using estimated market prices for similar instruments, considering current interest rates available to Cemex for debt with similar maturities, or by discounting future cash flows using market-based interest rates.

The fair values determined by Cemex for its derivative financial instruments are level 2. There is no direct measure for the risk of Cemex or its counterparties in connection with such instruments. Therefore, the risk factors applied for Cemex’s assets and liabilities originated by the valuation of such derivatives were extrapolated from publicly available risk discounts for other public debt instruments of Cemex or its counterparties.

The estimated fair value of derivative instruments fluctuates over time and is determined by measuring the effect of future relevant economic variables according to the yield curves shown in the market as of the reporting date. These values should be analyzed in relation to the fair values of the underlying transactions and as part of Cemex’s overall exposure to fluctuations in interest rates and foreign exchange rates. The notional amounts of derivative instruments do not represent amounts of cash exchanged by the parties, and consequently, there is no direct measure of Cemex’s exposure to the use of these derivatives. The amounts exchanged are determined based on the notional amounts and other terms included in the derivative instruments.

As of December 31, 2025 and 2024, the carrying amounts of financial assets and liabilities and their fair values were as follows:

	2025		2024
	Carrying amount	Fair value	Carrying amount	Fair value
Financial assets
Derivative financial instruments (notes 14.2 and 18.4)	$10	10	$60	60
Other investments and non-current accounts receivable (note 14.2)	202	197	196	179

	$212	207	$256	239

Financial liabilities
Long-term debt (note 18.1)	$4,457	4,478	$5,340	5,145
Other financial obligations (note 18.2)	868	866	902	898
Derivative financial instruments (notes 18.4 and 19.3)	44	44	100	100

	$5,369	5,388	$6,342	6,143

As of December 31, 2025 and 2024, financial assets and liabilities from derivative financial instruments and other investments are carried at fair value hierarchy level 2, while Investments in strategic equity securities are valued at fair value hierarchy level 1.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

18.4) DERIVATIVE FINANCIAL INSTRUMENTS

For the years ended December 31, 2025, 2024 and 2023, Cemex held derivative financial instruments in accordance with its Risk Management Committee guidelines, debt agreement restrictions, and hedging strategy (note 18.5). The notional amounts and fair values of Cemex’s derivative instruments were as follows:

	2025		2024
	Notional	Fair value	Notional	Fair value
I. Financial derivative instruments hedging the net investment	$1,817	(94)	713	63
II. Cross currency swaps	658	(1)	658	(100)
III. Interest rate swaps	705	2	600	14
IV. Fuel price hedging	247	3	356	6
V. Foreign exchange options	—	—	650	41

	$3,427	(90)	2,977	24

I.	Financial derivative instruments hedging the net investment

As of December 31, 2025 and 2024, there are Dollar/Peso foreign exchange forward contracts for notional amounts of $492, in both years. Cemex has designated this program as a hedge of Cemex’s net investment in Pesos, pursuant to which changes in the fair market value of these instruments are recognized as part of “Other equity reserves”. For the years 2025, 2024 and 2023, these contracts generated losses of $105, gains of $86 and losses of $172, respectively, which partially offset currency translation effects in each year recognized in equity generated from Cemex’s net assets denominated in Pesos.

In addition, as of December 31, 2025 and 2024, as part of Cemex’s Peso net investment hedge strategy, there are additional Dollar/Peso capped forwards, structured with option contracts, for a notional amount of $784 and $221, respectively. Changes in the fair value of such capped forward contracts are also recognized as part of “Other equity reserves”. For the years 2025, 2024, and 2023, these contracts generated losses of $65, gains of $43, and losses of $54, respectively, which partially offset currency translation effects recognized in equity generated from Cemex’s net assets denominated in Pesos.

Moreover, as of December 31, 2025, Cemex held cross-currency swap and forward starting cross currency swaps contracts for a notional amount of $541. Cemex has designated this program as a hedge of Cemex’s net investment in Euros. In addition, changes in the fair value of these contracts related to the interest rate are initially recognized as part of “Other equity reserves” and are subsequently allocated through financial expense, as interest expense on the related loans is accrued in the Income Statement. During 2025, changes in the fair value of these contracts generated losses of $20, recognized in “Other equity reserves”.

II.	Cross currency swaps

As of December 31, 2025 and 2024, Cemex held cross-currency swap contracts with a notional amount of $658 in both years, related to the 2023 CEBURES as described in note 18.1. These contracts were designated as cash flow hedges to modify the rate and currency risk profile of the 2023 CEBURES from Peso to Dollar. For the years 2025, 2024 and 2023, changes in the fair value of these contracts resulted in gains of $89, losses of $123 and gains of $23, respectively, which were recognized in other comprehensive income.

III.	Interest rate swaps

As of December 31, 2025 and 2024, Cemex held interest rate swaps for a notional amount of $705 and $600, and fair values assets of $2 and $14, respectively. For the years 2025, 2024 and 2023, changes in the fair value of these contracts resulted in losses of $13, $16 and $9, respectively, which were recognized in other comprehensive income.

IV.	Fuel price hedging

As of December 31, 2025 and 2024, Cemex maintained financial derivative contracts negotiated to hedge the price of certain fuels in several operations, for aggregate notional amounts of $120 and $134. These contracts have been designated as cash flow hedges of forecast transactions. For the years 2025, 2024 and 2023, changes in fair value of these contracts recognized in “Other equity reserves” represented losses of $6 in each year. In addition, as of December 31, 2025 and 2024, Cemex held Brent oil and coal call spreads with a notional of $128 and $222, respectively. Changes in the fair value of these contracts are recognized directly in the Income Statement as part of “Financial income and other items, net” which resulted in losses of $9 in 2025, $17 in 2024 and $1 in 2023.

V.	Foreign exchange options

As of December 31, 2024, Cemex held Dollar/Peso call spread option contracts for a notional amount of $650. Such contracts were settled during 2025.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

18.5) RISK MANAGEMENT

Enterprise risks may arise from any of the following situations: i) the potential change in the value of assets owned or reasonably anticipated to be owned, ii) the potential change in value of liabilities incurred or reasonably anticipated to be incurred, iii) the potential change in value of services provided, purchase or reasonably anticipated to be provided or purchased in the ordinary course of business, iv) the potential change in the value of assets, services, inputs, products or commodities owned, produced, manufactured, processed, merchandised, leased or sold or reasonably anticipated to be owned, produced, manufactured, processed, merchandised, leased or sold in the ordinary course of business, or v) any potential change in the value arising from interest rate or foreign exchange rate exposures arising from current or anticipated assets or liabilities.

In the ordinary course of business, Cemex is exposed to commodities risk, including the exposure from inputs such as fuel, coal, petroleum coke, carbon slags, gypsum and other industrial materials which are commonly used by Cemex in the production process, and expose Cemex to variations in prices of the underlying commodities. To manage this and other risks, such as credit risk, interest rate risk, foreign exchange risk, equity risk and liquidity risk, considering the guidelines set forth by the Parent Company’s Board of Directors, which represent Cemex’s risk management framework and that are supervised by several Committees, Cemex’s management establishes specific policies that determine strategies oriented to obtain natural hedges to the extent possible, such as avoiding customer concentration on a determined market or aligning the currencies portfolio in which Cemex incurred its debt, with those in which Cemex generates its cash flows.

As of December 31, 2025 and 2024, these strategies are sometimes complemented with the use of derivative financial instruments as mentioned in note 18.4, such as the commodity forward contracts on fuels negotiated to fix the price of these underlying commodities. The main risk categories are mentioned below:

Credit risk

Credit risk is the risk of economic loss faced by Cemex if a customer or counterparty to a financial instrument does not meet its contractual obligations and originates mainly from trade accounts receivable. As of December 31, 2025 and 2024, the maximum exposure to credit risk is represented by the balance of financial assets. Management has developed policies for the authorization of credit to customers. In cases deemed necessary, Cemex’s management requires guarantees from its customers and financial counterparties regarding financial assets.

The Company’s management has established a policy of low risk tolerance that analyzes the creditworthiness of each client individually before offering the general conditions of payment terms and delivery. The review includes external ratings when references are available. Thresholds of purchase limits are established for each client. As of December 31, 2025, Cemex estimated potential expected losses under the ECL model (note 10) at $84.

Interest rate risk

Interest rate risk is the risk that a financial instrument’s fair value or future cash flows will fluctuate because of changes in market interest rates, which only affects Cemex’s results if the fixed-rate long-term debt is measured at fair value. Cemex’s fixed-rate long-term debt is carried at amortized cost and therefore is not subject to interest rate risk. Cemex’s exposure to the risk of changes in market interest rates relates primarily to its long-term debt obligations with floating interest rates, which, if such rates were to increase, may adversely affect its financing cost and the results for the period.

Additionally, there is an opportunity cost for continuing to pay a determined fixed interest rate when the market rates have decreased, and the entity may obtain improved interest rate conditions in a new loan or debt issuance. Cemex manages its interest rate risk by balancing its exposure to fixed and floating rates while attempting to reduce its interest costs. Cemex could renegotiate the conditions or repurchase the debt, particularly when the net present value of the estimated future benefits from the interest rate reduction is expected to exceed the cost and commissions that would have to be paid in such renegotiation or repurchase of debt.

As of December 31, 2025 and 2024, 20% and 24%, respectively, of Cemex’s long-term debt was denominated in floating rates at a weighted-average interest rate of SOFR plus 98 basis points in 2025 and 95 basis points in 2024. These figures reflect the effect of interest rate swaps held by Cemex during 2025 and 2024. As of December 31, 2025, if interest rates at that date had been 0.5% higher, with all other variables held constant, Cemex’s net income for 2025 would have reduced by $10, because of higher interest expense on variable rate denominated debt. This analysis does not include the effect of interest rate swaps held by Cemex (note 18.3).

Foreign currency risk

Foreign currency risk is the potential for changes in exchange rates to affect the fair value or future cash flows of financial instruments. Cemex is primarily exposed to this risk through its operating activities. With operations in multiple countries, Cemex generates and settles revenues and costs in various currencies. For the year ended December 31, 2025, 27% of external revenues were generated in Mexico, 31% in the United States, 24% in Europe, 8% in the Middle East and Africa, 7% in SCA&C and 3% in other activities.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Foreign currency risk – continued

As of December 31, 2025, considering a hypothetical 10% strengthening of the Dollar against the Peso, and excluding the effect of translating net assets denominated in currencies different from Cemex’s presentation currency, Cemex’s net income for 2025 would have decreased by $42 due to higher foreign exchange losses on Dollar-denominated net monetary liabilities in consolidated entities with different functional currencies.

As of December 31, 2025, 64% of Cemex’s financial debt was denominated in Dollars, 18% in Euros, 17% in Pesos and 1% in other currencies. This creates foreign currency exposure, primarily due to Dollar-denominated debt compared to the various currencies in which Cemex’s earns revenue. Cemex cannot guarantee it will generate enough Dollars revenues from its operations to meet these obligations.

As of December 31, 2025 and 2024, Cemex’s consolidated net monetary assets (liabilities) by currency are as follows:

	2025	2024
Monetary assets	$5,160	4,126
Monetary liabilities	14,917	14,504

Net monetary assets (liabilities)	(9,757)	(10,378)

The breakdown is presented below:
Dollars	(5,721)	(6,524)
Pesos	(991)	(824)
Euros	(2,150)	(1,884)
Pounds	(419)	(516)
Other currencies	(476)	(630)

	$(9,757)	(10,378)

The Parent Company’s functional currency for financial and holding activities is the Dollar (note 3.3). Foreign currency risk arises when translating subsidiaries’ net assets from other currencies into Dollars. If the Dollar appreciates, the value of these assets decreases in Dollar terms, resulting in negative foreign currency translation and a reduction in stockholders’ equity. Cemex uses Dollar/Peso foreign exchange forward contracts to hedge the translation of net assets denominated in Pesos (note 18.4).

Liquidity risk

Liquidity risk refers to the possibility that Cemex may not have sufficient funds to meet its obligations. To address its liquidity needs for operations, debt service, capital expenditures and acquisitions, Cemex relies on operating cash flow, cost-cutting measures, capacity optimization, credit facilities, debt and equity offerings, and asset sales. Cemex is also exposed to risks from fluctuation in foreign exchange rates, prices, currency controls, interest rates, inflation, governmental spending, social instability, and other political or economic developments in its operating countries. Any of these factors may significantly impact Cemex’s results and reduce cash from operations. The maturity and the details of Cemex’s contractual obligations are provided in note 25.1.

As of December 31, 2025, current liabilities, including $2,135 in current debt and other financial obligations, exceeded current assets by $1,250. Management has adopted an operating strategy that maintains a negative working capital balance. For the year ended December 31, 2025, Cemex generated $1,975 in net cash flows from operating activities. Management considers Cemex will generate sufficient cash flows over the next twelve months to meet its current obligations. In addition, as of December 31, 2025, Cemex has a committed line of credit under the RCF totaling $2,352.

19)	TRADE ACCOUNTS PAYABLE, OTHER CURRENT LIABILITIES AND NON-CURRENT LIABILITIES

19.1)	TRADE ACCOUNTS PAYABLE

Supplier Finance Agreements

To support its supplier’s liquidity, Cemex has partnered with financial institutions in several countries to establish supply chain programs. Under these programs, registered suppliers may choose to sell their accounts receivable from Cemex to a participating financial institution before the agreed payment date. Suppliers are responsible for any financial cost incurred. Cemex settles these payments with the financial institutions on the original due dates or with only minor and no substantial extensions. As of December 31, 2025 and 2024, the consolidated trade payables on the statements of financial position include $963 in 2025 and $999 in 2024 related to these programs, with an average payment term of 93 days. These programs do not involve additional cash flow risk to Cemex. Trade accounts payable would be classified as debt, whether payment terms are significantly extended through the programs with financial institutions. As of December 31, 2025 and 2024, there are no debt balances arising from these programs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

19.2) OTHER CURRENT LIABILITIES

As of December 31, 2025 and 2024, consolidated other current liabilities were as follows:

	2025	2024
Other accounts payable and accrued expenses	$659	660
Provisions	558	399
Contract liabilities with customers (note 4)	369	269
Interest payable	96	89

	$1,682	1,417

In connection with the Other accounts payable and accrued expenses shown in the table above primarily include fixed and variable employee benefits, insurance payments and utilities accrual. These are recurring and are expected to be settled and replaced within the next 12 months.

19.3)	OTHER NON-CURRENT LIABILITIES

As of December 31, 2025 and 2024, consolidated other non-current liabilities were as follows:

	2025	2024
Asset retirement obligations	$654	563
Environmental liabilities	210	203
Accruals for legal assessments and other responsibilities	113	95
Non-current liabilities for valuation of derivative instruments	44	100
Other non-current liabilities and provisions	425	420

	$1,446	1,381

Other non-current liabilities and provisions include deferred revenues, which are recognized in the Income Statement as deliverables are fulfilled throughout the term of supply agreements.

Changes in consolidated non-current other liabilities plus current provisions for the years 2025 and 2024, were as follows:

	2025
	Asset retirement obligations	Environmental liabilities	Accruals for legal proceedings	Valuation of derivative instruments	Other liabilities and provisions	Total	2024
Balance at beginning of period	$688	228	101	100	663	1,780	1,656
Additions or increase in estimates	282	7	46	63	215	613	395
Releases or decrease in estimates	(186)	(15)	(21)	(56)	(132)	(410)	(318)
Business combinations (note 5.1)	4	—	—	—	10	14	—
Accretion expense	43	—	—	—	6	49	53
Foreign currency translation	(41)	17	(9)	(2)	(7)	(42)	(6)

Balance at end of period	$790	237	117	105	755	2,004	1,780

The breakdown is presented below:
Current provisions	$136	27	4	61	330	558	399
Other non-current liabilities	654	210	113	44	425	1,446	1,381

20)	PENSIONS AND POST-EMPLOYMENT BENEFITS

Defined contribution pension plans

The consolidated costs of defined contribution plans for the years ended December 31, 2025, 2024 and 2023 were $78, $74 and $64, respectively.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Defined benefit pension plans

Most of Cemex’s defined benefit plans have been closed to new participants for several years. For the years ended December 31, 2025, 2024 and 2023, the effects of pension plans and other post-employment benefits are summarized as follows:

	Pensions			Other benefits			Total
Net period cost (income):	2025	2024	2023	2025	2024	2023	2025	2024	2023
Recorded in operating costs and expenses
Service cost	$7	7	6	4	4	4	11	11	10
Settlements, curtailments and other changes .	(2)	—	(9)	(3)	—	(1)	(5)	—	(10)

	5	7	(3)	1	4	3	6	11	—

Recorded in other financial expenses
Net interest cost	30	32	36	9	8	8	39	40	44

Recorded in other comprehensive income
Actuarial results for the period	3	(75)	46	9	1	(1)	12	(74)	45

	$38	(36)	79	19	13	10	57	(23)	89

As of December 31, 2025 and 2024, the reconciliation of the actuarial benefits’ obligations and pension plan assets, are presented as follows:

	Pensions		Other benefits		Total
	2025	2024	2025	2024	2025	2024
Change in benefits obligation:
Projected benefit obligation at beginning of the period	$1,612	1,909	92	101	1,704	2,010
Service cost	7	7	4	4	11	11
Interest cost	92	97	9	8	101	105
Actuarial results	1	(159)	9	1	10	(158)
Reduction from disposal of assets	—	(17)	—	—	—	(17)
Settlements and curtailments	(148)	—	(3)	—	(151)	—
Benefits paid	(120)	(160)	(10)	(10)	(130)	(170)
Foreign currency translation	125	(65)	10	(12)	135	(77)

Projected benefit obligation at end of the period	1,569	1,612	111	92	1,680	1,704

Change in plan assets:
Fair value of plan assets at beginning of the period	1,144	1,273	1	2	1,145	1,275
Return on plan assets	62	65	—	—	62	65
Actuarial results	(2)	(84)	—	—	(2)	(84)
Employer contributions	82	85	11	10	93	95
Reduction from disposal of assets	—	(13)	—	—	—	(13)
Settlements	(146)	—	—	—	(146)	—
Benefits paid	(120)	(160)	(10)	(10)	(130)	(170)
Foreign currency translation	70	(22)	—	(1)	70	(23)

Fair value of plan assets at end of the period	1,090	1,144	2	1	1,092	1,145

Net projected liability	$479	468	109	91	588	559

For the years 2025, 2024 and 2023, actuarial results for the period were generated by the following main factors as follows:

	2025	2024	2023
Actuarial results due to experience	$20	(26)	13
Actuarial results due to demographic assumptions	7	(28)	(5)
Actuarial results due to financial assumptions	(15)	(20)	37

	$12	(74)	45

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Defined benefit pension plans - continued

In 2025, 2024 and 2023, net actuarial results due to financial assumptions were driven by a general change in the discount rates applicable to the calculation of the Projected Benefit Obligation (“PBO”). As of December 31, 2025 and 2024, based on the hierarchy of fair values, plan assets are detailed as follows:

	2025				2024
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash	$29	—	—	29	$25	—	—	25
Investments in corporate bonds	248	—	—	248	237	46	—	283
Investments in government bonds	286	—	—	286	339	—	—	339

Total fixed-income securities	563	—	—	563	601	46	—	647

Investment in marketable securities	144	57	—	201	127	73	—	200
Other investments and private funds	53	31	244	328	44	32	222	298

Total variable-income securities	197	88	244	529	171	105	222	498

Total plan assets	$760	88	244	1,092	$772	151	222	1,145

As of December 31, 2025, estimated payments for pensions and other post-employment benefits over the next 10 years were as follows:

Estimated payments
2026	$148
2027	135
2028	135
2029	137
2030	135
2031 – 2035	678

As of December 31, 2025 and 2024, the aggregate PBO and the plan assets by country were as follows:

	2025			2024
	PBO	Assets	Deficit	PBO	Assets	Deficit
Mexico	$251	59	192	$200	30	170
United Kingdom	1,008	803	205	960	752	208
Germany	127	6	121	121	5	116
Other countries	294	224	70	423	358	65

	$1,680	1,092	588	$1,704	1,145	559

The most significant assumptions used in the determination of the benefit obligation by country were as follows:

	2025				2024
		United		Other		United		Other
	Mexico	Kingdom	Germany	countries	Mexico	Kingdom	Germany	countries
Discount and return rates	10.5%	5.5%	4.0%	3.7% -10.0%	11.8%	5.6%	3.4%	3.3% - 9.5%
Rate of salary increases	4.5%	2.9%	3.2%	2.5% - 7.3%	4.5%	3.2%	3.2%	2.5% - 7.3%

In some countries, Cemex has established health care benefits for retired personnel limited to a certain number of years after retirement. As of December 31, 2025 and 2024, the projected benefits obligation related to these benefits was $54 and $51, respectively, included within other benefits liability.

Significant settlements or curtailments related to employees’ pension benefits and other post-employment benefits during the reported periods

During 2025, mainly in Mexico and the EMEA region, restructuring events had the effect of reducing obligations related to certain employees’ pension plans and other post-employment benefits. Cemex recognized a gain of $5 in the Income Statement. In the United States, the pension plan was amended in 2024 to allow active participants to select a lump-sum or an annuity in anticipation of the plan’s termination. Cemex completed the termination in 2025. No effect was recognized in the Income Statement. In 2023, due to various factors in Mexico and France, there was a reduction of $11 and $1, respectively, in the retirement obligations recognized in the Income Statement. During 2024, there were no significant settlements or curtailments.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Sensitivity analysis of pension and other post-employment benefits

As of December 31, 2025, Cemex conducted sensitivity analyses on the key assumptions influencing that PBO, applying independent changes of plus or minus 50 basis points to each assumption. The resulting increase or decrease in the PBO for pensions and other post-employment benefits are presented below:

	Pensions		Other benefits		Total
Assumption	+50 bps	-50 bps	+50 bps	-50 bps	+50 bps	-50 bps
Discount Rate	$(72)	78	(4)	4	(76)	82
Salary Rate	4	(3)	1	(1)	5	(4)
Pension Rate	60	(56)	—	—	60	(56)

Multiemployer defined benefit pension plans

Cemex contributes to union-sponsored multiemployer retirement defined benefit pension plans (the “Multiemployer Plans”) under the terms of collective bargaining agreements for certain union employees. The combined amounts contributed to the Multiemployer Plans were $14 in 2025, $19 in 2024 and $20 in 2023. The Company expects to contribute $15 to the Multiemployer Plans in 2026.

Commitments to employee benefits

In certain countries, Cemex provides self-insured healthcare benefits to active employees, managed through cost-plus fee arrangements with major insurers or health maintenance organizations. As of December 31, 2025, Cemex has set stop-loss limits for ongoing medical assistance resulting from specific causes, such as automobile accidents or illnesses, with a total limit of $550 thousand. Other plans include stop-loss limits per employee, regardless of the number of incidents, with a total cost of $2.5 thousand. While the potential liability if all eligible employees require medical services at once is significant, Cemex considers this scenario unlikely. Expenses for these plans were $79 in 2025 and $72 in both 2024 and 2023.

21)	INCOME TAXES

21.1)	INCOME TAXES FOR THE PERIOD

The amounts of income tax expense in the Income Statements for 2025, 2024 and 2023 are summarized as follows:

	2025	2024	2023
Current income tax expense	$178	343	1,102
Deferred income tax (benefit) expense	207	(276)	103

	$385	67	1,205

21.2)	DEFERRED INCOME TAXES

As of December 31, 2025 and 2024, the main temporary differences that generated deferred income tax assets and liabilities are as follows:

	2025	2024
Deferred tax assets:
Tax loss carryforwards and other tax credits	$480	446
Accounts payable and accrued expenses	745	1,084
Intangible assets, net and other	177	130

Total deferred tax assets, gross	1,402	1,660
Presentation of net position by same legal entity	(886)	(987)

Total deferred tax asset, net in the statement of financial position	516	673

Deferred tax liabilities:
Property, machinery and equipment and right-of-use asset, net	(1,382)	(1,298)
Investments and other assets	(105)	(237)

Total deferred tax liabilities, gross	(1,487)	(1,535)
Presentation of net position by same legal entity	886	987

Total deferred tax liabilities, net in the statement of financial position	(601)	(548)

Net deferred tax assets (liabilities)	$(85)	125

The breakdown is presented below:
Net deferred tax assets in Mexican entities	$312	393
Net deferred tax liabilities in foreign entities	(397)	(268)

Net deferred tax assets (liabilities)	$(85)	125

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Deferred income taxes – continued

As of December 31, 2025 and 2024, balances of the deferred tax assets and liabilities included in the statement of financial position are located in the following entities:

	2025			2024
	Assets	Liabilities	Net	Assets	Liabilities	Net
Mexican entities	$443	(131)	312	$518	(125)	393
Foreign entities	73	(470)	(397)	155	(423)	(268)

	$516	(601)	(85)	$673	(548)	125

The breakdown of changes in consolidated deferred income taxes during 2025, 2024 and 2023 was as follows:

	2025	2024	2023
Deferred income tax (benefit) expense in the Income Statement	$207	(276)	103
Deferred income tax expense (benefit) in stockholders’ equity	7	57	(6)
Reclassifications [1]	(4)	14	—

Change in deferred income tax during the period	$210	(205)	97

1	In 2025 and 2024, refers to the effects of the reclassification of balances to assets held for sale and related liabilities (note 5.2).

Current and/or deferred income tax relative to items of other comprehensive income during 2025, 2024 and 2023 were as follows:

	2025	2024	2023
Expense (benefit) related to actuarial results (note 20)	$(5)	11	(5)
Expense (benefit) related to derivative financial instruments (note 18.4)	(16)	4	(41)
Expense related to foreign currency translation and other effects	14	33	40

	$(7)	48	(6)

As of December 31, 2025, consolidated tax loss and tax credits carryforwards expire as follows:

	Amount of carryforwards	Amount of unrecognized carryforwards	Amount of recognized carryforwards
2026	$17	17	—
2027	25	15	10
2028	52	20	32
2029	191	178	13
2030 and thereafter	7,070	5,273	1,797

	$7,355	5,503	1,852

As of December 31, 2025, in connection with Cemex’s deferred tax loss carryforwards presented in the table above, to realize the benefits associated with such deferred tax assets that have been recognized, before their expiration, Cemex would need to generate $1,852 in consolidated pre-tax income in future periods. Based on the same forecasts of future cash flows and operating results used by Cemex’s management to allocate resources and evaluate performance in the countries in which Cemex operates, along with the implementation of feasible tax strategies, Cemex believes that it will recover the balance of its tax loss carryforwards that have been recognized before their expiration. In addition, Cemex concluded that the deferred tax liabilities considered in the analysis of recoverability of its deferred tax assets will reverse in the same period and tax jurisdiction of the related recognized deferred tax assets. Moreover, a certain amount of Cemex’s deferred tax assets refers to operating segments and tax jurisdictions in which Cemex is currently generating taxable income or in which, according to Cemex’s management cash flow projections, will generate taxable income in the relevant periods before the expiration of the deferred tax assets.

The Parent Company does not recognize a deferred income tax liability for its investments in subsidiaries because Cemex controls the reversal of the related temporary differences, and management has determined that these differences are unlikely to reverse in the foreseeable future.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

21.3)	RECONCILIATION OF EFFECTIVE INCOME TAX RATE

The reconciliation of the effective income tax rate presented in the Income Statements and the statutory tax rate for the years ended December 31, 2025, 2024 and 2023, were as follows:

	2025		2024		2023
	%	$	%	$	%	$
Mexican statutory tax rate	30.0%	237	30.0%	294	30.0%	397
Income tax penalties in Spain (note 21.4)	—	—	—	—	46.9%	620
Difference between accounting and tax expenses, net [1]	44.6%	352	(9.2)%	(90)	0.4%	6
Non-taxable sale of equity securities and fixed assets [2]	(44.5)%	(351)	(10.6)%	(104)	(1.3)%	(17)
Difference between book and tax inflation	15.3%	121	6.1%	60	9.1%	120
Differences in tax rates where Cemex operates	(5.2)%	(41)	2.5%	24	7.7%	103
Deferred income tax changes related to tax carryforwards	8.0%	63	(10.1)%	(99)	(4.3)%	(57)
Changes in provisions for uncertain tax positions	1.5%	12	1.1%	11	0.1%	1
Others	(0.9)%	(8)	(3.0)%	(29)	2.4%	32

Effective consolidated income tax expense rate	48.8%	385	6.8%	67	91.0%	1,205

1	In 2025, $307 relates to impairment charges in the U.S. that are non-deductible for tax purposes in that jurisdiction (note 8).
2	In 2025 and 2024, includes $289 and $72, respectively, related to non-taxable income from the sale of shares of subsidiaries and associates during the period.

The following table compares the line item “Deferred income tax changes related to tax carryforwards” as presented in the table above against the changes in deferred tax assets in the statement of financial position for the years ended December 31, 2025 and 2024:

	2025		2024
	Changes in the statement of financial position	Amounts in reconciliation	Changes in the statement of financial position	Amounts in reconciliation
Tax loss carryforwards generated and not recognized during the year	$—	91	—	89
Derecognition of previously recognized tax loss carryforwards	(70)	51	(100)	—
Recognition related to unrecognized tax loss carryforwards	96	(79)	105	(186)
Foreign currency translation and other effects	8	—	(4)	(2)

Changes in deferred tax assets	$34	63	1	(99)

21.4)	UNCERTAIN TAX POSITIONS AND SIGNIFICANT TAX PROCEEDINGS

Uncertain tax positions

As of December 31, 2025 and 2024, as part of current provisions and non-current other liabilities (note 19), Cemex has recognized provisions related to unrecognized tax benefits in connection with uncertain tax positions taken, in which it is deemed probable that the tax authorities would differ from the position adopted by Cemex. As of December 31, 2025, the tax returns submitted by some subsidiaries of Cemex located in several countries are under review by the respective tax authorities in the ordinary course of business. Cemex cannot anticipate if such reviews will result in new tax assessments, which would, should any arise, be appropriately disclosed and/or recognized in the financial statements. A summary of the beginning and ending balances of unrecognized tax benefits for the years ended December 31, 2025, 2024 and 2023, excluding interest and penalties, is as follows:

	2025	2024	2023
Balance of tax positions at beginning of the period	$51	78	41
Additions for tax positions of prior periods	15	5	34
Additions for tax positions of current period	12	14	3
Reductions for tax positions related to prior periods and other items	(2)	(2)	(1)
Settlements and reclassifications	(7)	(31)	—
Expiration of the statute of limitations	(2)	(8)	(2)
Foreign currency translation effects	5	(5)	3

Balance of tax positions at end of the period	$72	51	78

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Uncertain tax position – continued

Tax examinations can involve complex issues, and the resolution of issues may span multiple years, particularly if subject to negotiation or litigation. Although Cemex believes its estimates of the total unrecognized tax benefits are reasonable, uncertainties regarding the final determination of income tax audit settlements and any related litigation could affect the amount of total unrecognized tax benefits in future periods. It is difficult to estimate the timing and range of possible changes related to uncertain tax positions, as finalizing audits with the tax authorities may involve formal administrative and legal proceedings. Accordingly, it is not possible to reasonably estimate the expected changes to the total unrecognized tax benefits over the next 12 months, although any settlements or statute of limitations expirations may result in a significant increase or decrease in the total unrecognized tax benefits, including those positions related to tax examinations being currently conducted.

Significant tax proceedings

As of December 31, 2025, the Company’s most significant tax proceedings are as follows:

•

On August 9, 2024, in connection with the fines imposed by the tax authorities in Spain (the “Tax Authorities”) related to the years 2006 to 2009, the Tax Authorities notified Cemex España, S.A. (“Cemex España”) of the final amount for a total of $536, initially payable no later than September 20, 2024. On September 6, 2024, Cemex España paid an amount equivalent to $322. In connection with the remainder of the fines for an amount equivalent to $214, Cemex España filed before the National Court (Audiencia Nacional) a motion against the assessment issued by the Tax Authorities, claiming a right to a reduction of the remainder of the fines for early payment pursuant to the applicable tax code in Spain, but this motion was denied on February 21, 2025 and this denial was affirmed on September 1, 2025. On October 10, 2025, Cemex España filed a request for admission of a cassation appeal against such adverse resolution to the Spanish Supreme Court. Furthermore, as a cautionary measure, on September 9, 2024, Cemex España filed an appeal with the Tribunal Económico Administrativo Central (“TEAC”) in connection with the aforementioned motion, but this appeal was adversely resolved on July 23, 2025. On September 10, 2024, Cemex España paid an additional amount of $3 and filed a request to the Agencia Estatal de Administración Tributaria de España (“AEAT”) for a postponement of payment and an authorization to pay the outstanding amount of the fines in installments over four years starting in April 2025 in case the proceeding over the reduction of the remainder of the fines was not resolved in Cemex España’s favor. On September 10, 2025, Cemex España received an adverse resolution from the AEAT, not admitting the request. On September 10, 2025, Cemex España filed a recourse against the non-admission of such request with the TEAC. As of December 31, 2025, the payment of the outstanding amount of the fines remains suspended until several motions and recourses filed by Cemex España are resolved.

•

In connection with the tax return for the year 2012, the Colombian Tax Authority (the “Colombian Tax Authority”) assessed an increase in the income tax payable by Cemex Colombia S.A. (“Cemex Colombia”) and imposed an inaccuracy penalty for amounts in Colombian Pesos equivalent to $33 of income tax and $33 of penalty. After several procedures and appeals, in 2021, Cemex Colombia filed an appeal in the Administrative Court of Cundinamarca. If the proceeding is adversely resolved in the final stage, Cemex Colombia must pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the payment date. As of December 31, 2025, Cemex considers that an adverse resolution in this proceeding after the conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding. If adversely resolved, Cemex believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of Cemex.

•

In relation with the tax return for the year 2011, the Colombian Tax Authority notified Cemex Colombia of a proceeding in which it rejected certain deductions and determined an increase in the income tax payable and imposed a penalty for amounts in Colombian Pesos equivalent to $23 of income tax and $23 of penalty. After several procedures and appeals, in 2020, the Colombian Tax Authority confirmed the claims of the official liquidation, and this was then appealed in the Administrative Court of Cundinamarca. If the proceeding is adversely resolved in its final stage, Cemex Colombia would have to pay the amounts determined in the official settlement plus interest accrued on the amount of the income tax adjustment until the date of payment. As of December 31, 2025, Cemex considers that an adverse resolution in this proceeding after the conclusion of all available defense procedures is not probable, however, it is difficult to assess with certainty the likelihood of an adverse result in the proceeding. If adversely resolved, Cemex believes this proceeding could have a material adverse impact on the operating results, liquidity or financial position of Cemex.

Global minimum tax

The Pillar Two rules, known as the global minimum tax, require a minimum effective tax rate of 15% based on specific criteria. As of December 31, 2025 and 2024, the impact of this tax was not material in the countries where Cemex operates.

22)	STOCKHOLDERS’ EQUITY

As of December 31, 2025 and 2024, stockholders’ equity excludes investments in CPOs of the Parent Company held by subsidiaries of $24 (20,541,277 CPOs) and $12 (20,541,277 CPOs), respectively, which were eliminated within “Other equity reserves.”

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

22.1)	COMMON STOCK

As of December 31, 2025 and 2024, the common stock of Cemex, S.A.B. de C.V. was presented as follows:

	2025		2024
Shares [1]	Series A [2]	Series B [2]	Series A [2]	Series B [2]
Subscribed and paid shares	29,016,656,496	14,508,328,248	29,016,656,496	14,508,328,248
Unissued shares authorized for executives’ stock compensation	881,442,830	440,721,415	881,442,830	440,721,415

	29,898,099,326	14,949,049,663	29,898,099,326	14,949,049,663

1	As of December 31, 2025 and 2024, 13,068,000,000 shares correspond to the fixed portion, and 31,779,148,989 shares correspond to the variable portion, respectively.
2

Series “A” or Mexican shares must represent at least 64% of Cemex, S.A.B. de C.V.’s capital stock; Series “B” or free subscription shares must represent at most 36% of Cemex, S.A.B. de C.V.’s capital stock.

On March 25, 2025 stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) the payment of a cash dividend for a total of $130 in four equal quarterly installments beginning in June 2025 and finalizing in March 2026; (b) setting the amount of $500 or its equivalent in Pesos as the maximum amount that during fiscal year 2025, and until the next ordinary general shareholders’ meeting of Cemex, S.A.B. de C.V. is held, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; and (c) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee and, the Sustainability, Climate Action, Social Impact and Diversity Committee. During 2025, there were no purchases of own shares under the outstanding share repurchase program.

On March 22, 2024 stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) the payment of a cash dividend for a total of $120 in four equal quarterly installments beginning in June 2024 and finalizing in March 2025; (b) setting the amount of $500 or its equivalent in Pesos as the maximum amount that during fiscal year 2024, and until the next ordinary general shareholders’ meeting of Cemex, S.A.B. de C.V. is held, Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (c) the appointment of the members of the Board of Directors, the Audit Committee, the Corporate Practices and Finance Committee and, the Sustainability, Climate Action, Social Impact and Diversity Committee; and (d) the extension of share-based long-term compensation programs in shares of Cemex, S.A.B. de C.V.’s until December 31, 2028. During 2024, there were no purchases of own shares under the outstanding share repurchase program.

On March 23, 2023, stockholders at the general ordinary shareholders’ meeting of Cemex, S.A.B. de C.V. approved: (a) setting an amount of $500 or its equivalent in Pesos, as the maximum amount of resources that during fiscal year 2023, and until the next general ordinary shareholders’ meeting is held that Cemex, S.A.B. de C.V. may use for the acquisition of its own shares or securities representing such shares; (b) authorize the Parent Company’s Board of Directors to determine the bases on which the acquisition and placement of said shares shall be instructed, designate the persons that shall make the decisions to acquire or place them, appoint those responsible for carrying out the transaction and giving the corresponding notices to the authorities; and (c) to decrease Cemex, S.A.B. de C.V.’s capital stock, in its variable part, through the cancellation of 662 million of own shares (22.1 million ADSs), which were acquired through the share repurchase program in 2022. During 2023, there were no purchases of own shares under the outstanding share repurchase program.

In 2025, 2024 and 2023, Cemex, S.A.B. de C.V. did not issue shares in connection with its executive share-based compensation programs (note 23).

22.2)	OTHER EQUITY RESERVES AND SUBORDINATED NOTES

As of December 31, 2025 and 2024, other equity reserves and subordinated notes were integrated as follows:

	2025	2024
Other equity reserves	$(2,429)	(2,756)
Subordinated notes	1,983	1,986

	$(446)	(770)

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Other equity reserves

As of December 31, 2025 and 2024, other equity reserves are detailed as follows:

	2025	2024
Cumulative translation effect, tax effects from deferred income taxes recognized directly in equity (note 21.2) and derivative financial instruments designated as cash flow hedges	$(646)	(1,066)
Cumulative actuarial losses	(336)	(324)
Cumulative coupons accrued under perpetual debentures	(1,070)	(1,070)
Cumulative coupons accrued and premiums paid on subordinated notes	(474)	(347)
Other effects	97	51

	$(2,429)	(2,756)

For the years ended December 31, 2025, 2024 and 2023, the foreign exchange fluctuations included in the comprehensive income (note 3.3), were as follows:

	2025	2024	2023
Foreign currency translation results [1]	$758	(275)	356
Foreign exchange fluctuations from debt related to the acquisition of foreign	(118)	68	(28)
Foreign exchange fluctuations from intercompany balances	(303)	1	(73)

	$337	(206)	255

1

These effects relate to the translation of foreign subsidiaries’ financial statements, include changes in the fair value of financial derivative instruments designated to hedge a net investment (notes 3.4 and 18.4).

Subordinated notes

In June 2025, the Parent Company issued $1,000 of 7.200% subordinated notes (the “2025 Subordinated Notes”). After issuance costs, the Parent Company received $989. The Notes have no fixed maturity date and will be subordinated to all senior obligations, equal in right of payment to existing subordinated notes mentioned below.

In March 2023, the Parent Company issued $1,000 of 9.125% subordinated notes (the “2023 Subordinated Notes”). After issuance costs, the Parent Company received $992. The 2023 Subordinated Notes were aligned with the Green Financing Framework (the “GFF”) and the net proceeds obtained in the issuance should be applied to finance, in whole or in part, one or more new or existing Eligible Green Projects (“EGPs”) under its GFF’s use-of-proceeds. EGPs include those related to pollution prevention and control, renewable energy, energy efficiency, clean transportation, sustainable water and wastewater management, and eco-efficient and/or circular economy adapted products, production technologies and processes. On April 10, 2025, the 2023 Subordinated Notes were redeemed at nominal value plus a premium of 1%, together with accrued and unpaid interest on the Notes up to, but not including, the redemption date, for a total amount of $1,028.

In June 2021, the Parent Company issued $1,000 of 5.125% subordinated notes (the “2021 Subordinated Notes”). After issuance costs, the Parent Company received $994. The net proceeds obtained were used to repurchase in full the balance then outstanding of perpetual debentures issued by subsidiaries and the repayment of debt.

Under the 2025 Subordinated Notes and the 2021 Subordinated Notes (jointly the “Subordinated Notes”), which do not have a maturity or repayment date or mandatory redemption date, interest may be deferred indefinitely at the sole discretion of the Parent Company. In addition, the Subordinated Notes: (i) are not redeemable at the option of the holders of the Subordinated Notes (the “Noteholders”), (ii) do not have the benefit of standard debt covenants, and (iii) do not include an event of default relating to a payment or covenant default with respect to any indebtedness of Cemex. Moreover, the Parent Company is in control of the instances that may lead to the repayment of the Subordinated Notes, including Cemex’s repurchase option on the fifth anniversary of each issuance, specific redemption events as well as those under a reorganization event under the applicable laws. In the hypothetical event of liquidation of the Parent Company, the Noteholders would have a claim on any residual net assets available after all liabilities have been settled; therefore, the Noteholders have no guarantee of collecting the principal amounts of the Subordinated Notes or any deferred accrued interest, if any.

Based on the above characteristics of the Subordinated Notes, included in contractual terms that are considered to be substantive, and legal considerations, under IAS 32, Financial Instruments: Presentation (“IAS 32”), Cemex concluded that the Subordinated Notes do not meet the definition of financial liability under IAS 32, and consequently are classified in controlling interest stockholders’ equity within “Other equity reserves”.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Subordinated notes – continued

The classification as equity of the Subordinated Notes can be summarized as follows:

As mentioned above, the Subordinated Notes do not meet the definition of financial liability considering that they include no contractual obligation: (i) to deliver cash or another financial asset to another entity; or (ii) to exchange financial assets or financial liabilities with another entity under conditions that are potentially unfavorable to the issuer. This is because:

•

The Noteholders have agreed to the deferral of interest and principal, given that the Parent Company has the unilateral and unconditional right to perpetually defer the payment of principal and interest;

•

The Parent Company controls any payments to be made to the Noteholders, including in the event of bankruptcy under either the laws of Mexico (Ley de Concursos Mercantiles) or U.S. bankruptcy laws (Chapter 11); and

•

The Subordinated Notes contractually evidence a residual interest in the assets of the Parent Company after deducting all of its liabilities. The only requirement to settle the Notes would be in liquidation, which is akin to an equity instrument under IAS 32.

Coupon and premiums on the Subordinated Notes were included in “Other equity reserves” for $127 in 2025, $143 in 2024 and $120 in 2023.

22.3)	RETAINED EARNINGS

The Parent Company declared dividends of $130 for 2025 and $120 for 2024 (note 22.1). As of December 31, 2025, $33 remained payable.

22.4)	NON-CONTROLLING INTEREST

Non-controlling interest

Non-controlling interest reflects the portion of equity and results attributable to non-controlling stockholders in consolidated subsidiaries (note 28). As of December 31, 2025 and 2024, non-controlling interest in equity was $308 and $301, respectively. In 2025, 2024 and 2023, non-controlling interests in consolidated net income were $10, $21 and $17, respectively.

23)	EXECUTIVE SHARE-BASED COMPENSATION

Cemex, S.A.B. de C.V. offers long-term restricted share-based compensation programs to a broad group of executives. For eligible participants, stock-based compensation is a fixed percentage of annual compensation (the “Stock Bonus”). Until December 31, 2023, the Stock Bonus was paid in the Parent Company’s CPOs. Beginning in 2024, it is paid in the Parent Company’s ADSs. The number of shares awarded is determined on the award date based on the Stock Bonus amount and the stock market price at that time. Once set, the number of shares does not change with subsequent market price fluctuations.

Cemex’s long-term share-based compensation includes two programs. The Performance Plan for top management is based on internal and external performance metrics and vesting occurs at the end of three-year periods in a single block. The Ordinary Plan, for key executives and performers, is based on four-year periods. Shares under the Ordinary Plan are initially restricted and are released annually at an annual rate of 25% over a four-year period, provided the executive remains with the Company. If an executive leaves, unvested Ordinary Plan shares are generally forfeited. The Performance Plan may pay out between 0% and 200% of the target award at the end of three years, depending on performance. The fair value of Performance Plan awards is determined by using an option pricing model.

The combined compensation expense for the Share-Based Compensation Programs, based on the fair value of awards at the grant date, was recognized in each subsidiary’s operating results against “Other equity reserves”. The amounts were $84 in 2025, $55 in 2024 and $61 in 2023. To fulfill these awards, the Parent Company delivers the corresponding number of CPOs underlying the ADSs required to be delivered by the Parent Company to executives, either by issuing new shares or purchasing them, at its election. An external trust, where executives are beneficiaries, may receive funding from Cemex to facilitate these purchases. When the Parent Company funds this trust, it recognizes a decrease in “Other equity reserves” and a corresponding reduction in cash. As of December 31, 2025, there were no options or commitments to make cash payments to executives based on changes in the market price of the Parent Company’s ADSs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

Executive share-based compensation – continued

The following information relates to the Share-Based Compensation Programs for the year ended December 31, 2025, 2024 and 2023:

					ADSs equivalents delivered (thousands)
Plan	Target number of ADSs (thousands) [1]	ADS price at award’s date [2]	Fair value (%)	Fair value (millions)	2025	2024	2023	ADSs Forfeited (thousands)	ADSs Outstanding (thousands) [3]
Performance Plans
2020	4,146.0	$2.3	155%	14.8	—	—	8,448.2	—	—
2021	1,227.2	$8.0	150%	14.7	—	446.3	—	780.9	—
2022	2,403.6	$4.3	149%	15.4	1,934.7	—	—	1,637.0	—
2023	1,657.02	$6.4	145%	15.4	—	—	—	64.5	2,336.5
2024	1,976.7	$6.3	133%	16.6	—	—	—	25.8	2,595.7
2025	2,367.9	$6.3	141%	21.1	—	—	—	6.9	3,323.5
Ordinary Plans
2019	8,048.2	$4.7	100%	37.5		—	42.4	118.3	—
2020	11,162.2	$2.5	100%	28.1	—	—	2,293.0	253.7	—
2021	5,716.6	$7.2	100%	41.3	61.8	1,210.7	1,442.7	56.6	—
2022	9,483.0	$4.9	100%	46.0	2,267.1	2,166.0	2,450.5	58.1	—
2023	6,531.9	$5.9	100%	38.4	1,813.3	1,582.9	1,765.0	80.9	1,289.8
2024	8,531.7	$7.2	100%	61.5	3,097.7	2,248.0	—	—	3,222.4
2025	8,634.1	$6.2	100%	53.2	3,317.4	—	—	38.1	5,278.6

					12,492.0	7,653.9	16,441.8	3,120.8	18,046.5

1	The target number of ADSs under the Performance Plans is based on a 100% payout assumption.
2	The average ADS price is determined on the grant date.
3

Until the final payout of the Performance Plans is determined at the end of each three-year period, the number of outstanding ADSs is calculated using the same percentage of fair value as determined by the option pricing model.

24)	EARNINGS PER SHARE

Basic earnings per share are calculated by dividing net income attributable to ordinary equity holders of the Parent Company by the weighted average number of shares outstanding during the period. Diluted earnings per share reflect the potential issuance of ordinary shares when certain conditions are met, if this would decrease basic earnings per share or increase basic loss per share. The amounts used to calculate earnings per share for 2025, 2024 and 2023 are as follows:

	2025	2024	2023
Denominator (thousands of shares)
Weighted-average number of shares outstanding – basic	43,540,866	43,405,354	43,510,758
Effect of dilutive instruments – share-based compensation (note 23) [1]	541,395	660,298	599,229

Weighted-average number of shares – diluted	44,082,261	44,065,652	44,109,987

Numerator
Net income from continuing operations	$404	924	121
Less: non-controlling interest net income	10	21	17

Controlling interest net income from continuing operations	$394	903	104

Net income from discontinued operations	$566	36	78

Basic earnings per share
Controlling interest basic earnings per share	$0.0221	0.0217	0.0042
Controlling interest basic earnings per share from continuing operations	0.0091	0.0209	0.0024
Controlling interest basic earnings per share from discontinued operations	0.0130	0.0008	0.0018

Controlling interest diluted earnings per share
Controlling interest diluted earnings per share	$0.0218	0.0213	0.0041
Controlling interest diluted earnings per share from continuing operations	0.0090	0.0205	0.0023
Controlling interest diluted earnings per share from discontinued operations	0.0128	0.0008	0.0018

1	Number of the Parent Company’s shares to be potentially issued under the Share-Based Compensation Programs, equivalent to 180.5 million CPOs or 18.05 million ADSs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

25)	COMMITMENTS

25.1)	CONTRACTUAL OBLIGATIONS

As of December 31, 2025, Cemex had the following contractual obligations:

	2025
Obligations	Less than 1 year	1-3 years	3-5 years	More than 5 years	Total
Long-term debt	$1,191	1,271	2,076	1,131	5,669
Leases [1]	308	384	247	555	1,494

Total debt and other financial obligations	1,499	1,655	2,323	1,686	7,163
Interest payments on debt [2]	238	384	293	44	959
Pension plans and other benefits [3]	148	270	272	678	1,368
Acquisition of property, plant and equipment	147	7	—	—	154
Purchases of raw materials and others [4]	562	617	404	398	1,981

Total contractual obligations	$2,594	2,933	3,292	2,806	11,625

1	These amounts represent nominal cash flows. As of December 31, 2025, the present value of future lease payments was $1,135, with $348 due in 1 to 3 years and $204 due in 3 to 5 years.

2	Estimated cash flows for floating rate debt were calculated using the interest rates in effect as of December 31, 2025.

3	These figures represent estimated annual payments for these benefits (note 20).

4

Future payments for raw materials, services, fuel, energy and carbon allowances are based on contractual nominal cash flows. Estimates reflect aggregate average expected annual consumption under these commitments.

As of December 31, 2025 and 2024, the following summarizes certain contracted obligations listed in the table above:

•

In 2025 and 2024, Cemex entered into physically settled forward purchase commitments to acquire 2.1 million of emission carbon allowances (“EUAs”) for a total aggregate price of $220. This action aims to hedge a significant portion of Cemex’s expected deficit in emission allowances under the EU ETS for 2029 to 2035 (note 3.13).

•

Cemex has maintained, since April 2004, an agreement to purchase energy from Termoeléctrica del Golfo (“TEG”) through 2027 to meet its electricity needs in Mexico. The annual cost is $72 if Cemex receives its full energy allocation. Final costs will be based on the actual megawatts of hours received at the agreed unit prices.

26)	LEGAL PROCEEDINGS

26.1)	PROVISIONS RESULTING FROM LEGAL PROCEEDINGS

Cemex is involved in various significant legal proceedings, which adverse resolutions are deemed probable. As a result, certain provisions and/or losses have been recognized in the financial statements, representing the best estimate of foreseeable cash outflows. As of December 31, 2025, the details of the most significant cases are as follows:

•

As of December 31, 2025, Cemex has environmental remediation liabilities in the United Kingdom pertaining to closed and current landfill sites for the confinement of waste, representing the present value of the obligations for an amount in Pounds sterling equivalent to $188. Expenditure, including monitoring, installation, repair and renewal of environmental infrastructure, was assessed and quantified over a period up to 60 years from the date of closure, in which the sites have the potential to cause environmental harm.

•

As of December 31, 2025, Cemex has environmental remediation liabilities in the United States for $36, related to: a) the disposal of various materials in accordance with past industry practice, which might currently be categorized as hazardous substances or wastes; and b) the cleanup of sites used or operated by Cemex, including discontinued operations, regarding the disposal of hazardous substances or waste, either individually or jointly with other parties. Cemex does not believe that expenditure on these matters would exceed the amounts recorded. The ultimate cost that may be incurred to resolve these environmental issues cannot be assured until all environmental studies, investigations, remediation work and negotiations with, or litigation against, potential sources of recovery have been completed.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

26.2)	CONTINGENCIES FROM LEGAL PROCEEDINGS

Cemex is involved in various legal proceedings, which have not required the recognition of accruals, considering that the probability of loss is less than probable. Nonetheless, until all stages in the procedures are exhausted in each proceeding, Cemex cannot assure the achievement of a final favorable resolution.

As of December 31, 2025, the most significant contingencies with a quantification of the potential loss, when it is determinable and would not impair the outcome of the relevant proceeding, were as follows:

•

In 2023, the European Commission inspected Cemex’s offices in France and requested certain information relating to the business in France in the construction chemicals sector, which includes chemical admixtures and additives for use in concrete, cement and related construction products. On March 28, 2025, the European Commission delivered an additional request for information. Cemex is fully cooperating with the authorities conducting this investigation. The fact that this investigation is being conducted does not mean that the European Commission has concluded that Cemex has violated the law. As of December 31, 2025, due to the current stages of this investigation, Cemex is not able to assess the likely outcome of the investigation as it relates to us or whether it would have a material adverse impact on our results of operations, liquidity and financial condition.

•

In 2023, Cemex’s U.S. operations received a grand jury subpoena from the Department of Justice (the “DOJ”) regarding an investigation of possible antitrust law violations in the cement additives and concrete admixtures sector. Cemex fully cooperated with the authorities. The fact that this investigation was conducted did not mean that the DOJ concluded that Cemex had violated the law. On October 15, 2025, the DOJ informed Cemex that the investigation was closed. This matter did not have a material adverse impact on Cemex’s results of operations, liquidity, or financial condition.

•

In December 2016, the Parent Company received subpoenas from the SEC seeking information to determine whether there have been any violations of the U.S. Foreign Corrupt Practices Act stemming from the Maceo Project. These subpoenas do not mean that the SEC has concluded that the Parent Company or any of its affiliates violated the law. On March 12, 2018, the DOJ issued a grand jury subpoena to the Parent Company relating to its operations in Colombia and other jurisdictions. In 2020, the Company delivered all the information and documentation that had been requested and has not received any more requests since then. The Parent Company intends to continue to cooperate fully with the SEC, the DOJ and any other investigative entity. As of December 31, 2025, the Parent Company is unable to predict the duration, scope, or outcome of either the SEC investigation or the DOJ investigation, or any other investigation that may arise, or the potential sanctions which could be borne Cemex, or if such sanctions, if any, would have a material adverse impact on Cemex’s results of operations, liquidity or financial position. However, given the time elapsed since the last information request and other relevant factors, Cemex believes these investigations are no longer being actively pursued by the SEC and DOJ.

In addition to the legal proceedings described above in notes 26.1 and 26.2, as of December 31, 2025, Cemex is involved in various legal proceedings of lesser impact that have arisen in the ordinary course of business. These proceedings involve: 1) product warranty claims; 2) claims for environmental damage; 3) indemnification claims relating to acquisitions or divestitures; 4) claims to revoke permits and/or concessions; and 5) other diverse civil, administrative, commercial and lawless actions. Cemex considers that in those instances in which obligations have been incurred, Cemex has accrued adequate provisions to cover the related risks. Cemex believes these matters will be resolved without any significant effect on its business, financial position or results of operations. In addition, in relation to certain ongoing legal proceedings, Cemex is sometimes able to make and disclose reasonable estimates of the expected loss or range of possible loss, as well as disclose any provision accrued for such loss, but for a limited number of ongoing legal proceedings, Cemex may not be able to make a reasonable estimate of the expected loss or range of possible loss or may be able to do so but believes that disclosure of such information on a case-by-case basis would seriously prejudice Cemex’s position in the ongoing legal proceedings or any related settlement discussions. Accordingly, in these cases, Cemex has disclosed qualitative information with respect to the nature and characteristics of the contingency but has not disclosed the estimate of the range of potential loss.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

26.3)	OTHER SIGNIFICANT PROCESSES

In connection with the Maceo Plant, as described in note 15.1, as of December 31, 2025, the Maceo Plant has initiated commercial operations. The evolution and status of the main issues related to the Maceo Plant are described as follows:

•

As of December 31, 2025, part of Cemex’s investments in the Maceo Plant, including the land, the mining concession, the environmental license and the shares of Zona Franca Especial Cementera del Magdalena Medio S.A.S. (“Zomam”) (holder of the free trade zone concession), acquired in 2012 from CI Calizas y Minerales S.A. (“CI Calizas”) and part of the plant’s own assets (28%), are under a process of forfeiture of ownership that was linked to a former shareholder of CI Calizas by the Attorney General’s Office of Colombia (the “Attorney General”). The rest of the plant’s assets (72%) belongs to Cemex Colombia. As a consequence of the process of forfeiture of ownership, Cemex Colombia (i) does not have the Zomam’s legal representation, (ii) is not the legal owner of the land on which the Maceo Plant was built, and (iii) is not the assigned beneficiary of the mining concession or the permits associated with the project. Additionally, Cemex Colombia’s ownership of the Zomam shares and of Zomam’s assets are subject to several legal proceedings.

•

In relation with the property of Zomam’s assets and its shares, on December 2020, Cemex Colombia filed a lawsuit before the Business Superintendency of Colombia, seeking the invalidity and, alternatively, the annulment of the equity contribution in-kind carried out by Cemex Colombia to Zomam in December 2015, by means of which a portion of the Maceo Plant’s assets were contributed to such entity. As of December 31, 2025, the first and the second instance rulings clearly stated that the capitalization made by Cemex Colombia was legal and complied with applicable laws. Cemex filed an extraordinary appeal against the decision, which is yet to be resolved by the Colombian Supreme Court of Justice. Additionally, on March 12, 2024, Corporación Cementera Latinoamericana S.L.U. (“CCL”), an indirect subsidiary of Cemex filed a lawsuit against Zomam, to recover $33 plus interest, owed by Zomam to CCL. This proceeding is at initial stage and a first instance decision is still pending.

•

As to the forfeiture of ownership proceeding mentioned above, in April 2019, Cemex Colombia and one of its subsidiaries reached a conciliatory agreement with the Sociedad de Activos Especiales, S.A.S. (the “SAE”), and CI Calizas and Zomam before the Attorney General’s Office and as a consequence, signed a contract of Mining Operation, Manufacturing and Delivery Services and Leasing of Properties for Cement Production (the “Operation Contract”), which allows Cemex Colombia to continue using the assets for an initial term of 21 years that can be extended for ten additional years under certain conditions. Under the Operation Contract, once the Maceo Plant begins commercial operations, Cemex Colombia and/or a subsidiary will pay on a quarterly basis: a) 0.9% of the net sales resulting from the cement produced in the plant as compensation to CI Calizas for the right of Cemex Colombia to extract and use the mineral reserves; and b) 0.8% of the net sales resulting from the cement produced in the plant as payment to Zomam for cement manufacturing and delivery services, as long as Zomam maintains the free trade zone benefit, or, 0.3% in case that Zomam losses such benefit. The Operation Contract will remain in force regardless of the outcome of the forfeiture of ownership process, unless Cemex Colombia and its subsidiary are awarded ownership rights related to the affected assets.

•

As of December 31, 2025, Cemex expects to retain ownership of the Maceo Plant to the extent it is not subject to the aforementioned forfeiture of ownership proceeding. Nevertheless, if the forfeiture of ownership over the assets is ordered in favor of the Colombian State or if the assets are adjudicated to a third party in a public tender offer as part of the early disposal proceeding relating to the assets, such third party would have to subrogate to the Operation Contract. As of December 31, 2025, Cemex cannot currently estimate the outcome of these proceedings.

•

In October 2021, CI Calizas, as holder of the environmental license, began the procedures before the National Environmental License Authority (“ANLA”) to expand the environmental extraction license to 1.9 million metric tons of minerals (clay and limestone) annually from the Maceo Plant quarry without the need to bring minerals from other locations. On November 15, 2024, the ANLA archived CI Calizas’ application and CI Calizas filed a reconsideration petition against the ANLA’s determination. On February 3, 2025, the reconsideration petition was denied. As of December 31, 2025, Cemex expects to submit a new request to modify the license, however, the failure to modify the license would not have a material adverse impact on the operations of the Maceo Plant. The ruling temporarily limits the mine’s material extraction capacity to 990 thousand tons of minerals (clay and limestone) and the plant’s production to 1.5 million metric tons of cement per year.

•	During 2025, all material permits for the Maceo Plant access road were obtained, and construction was substantially completed. The Maceo Plant began operations in 2025.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

27)	RELATED PARTIES

All significant balances and transactions between the entities that constitute Cemex have been eliminated in the preparation of the consolidated financial statements. These balances with related parties resulted primarily from: (i) the sale and purchase of goods and services between group entities; (ii) the sale and/or acquisition of subsidiaries’ shares within Cemex; (iii) the invoicing of administrative services, rentals, trademarks and commercial name rights, royalties and other services rendered between group entities; and (iv) loans between related parties. When market prices and/or market conditions are not readily available, Cemex conducts transfer pricing studies in the countries in which it operates to comply with regulations applicable to transactions between related parties.

The definition of related parties includes entities or individuals outside Cemex, who may take advantage of being in a privileged situation due to their relationship with Cemex. Likewise, this applies to cases where Cemex may take advantage of such relationships and benefit from its financial position or operating results.

For the years ended December 31, 2025, 2024 and 2023, in the ordinary course of business, Cemex enters into transactions with related parties for the sale and/or purchase of products, the sale and/or purchase of services or the lease of assets, all of which are not significant for Cemex and, except for the transaction mentioned below, to the best of Cemex’s knowledge, are not significant to the related party, are incurred for non-significant amounts for Cemex and are executed under conditions following the same authorizations applied to other third parties. These identified transactions, which involved members of the Parent Company’s Board of Directors, members of Cemex’s Executive Committee and other members of senior management, as applicable, are reviewed by Cemex’s CEO, the Parent Company’s Board of Directors Corporate Practices and Finance Committee and approved or ratified at least annually by the Parent Company’s Board of Directors, as per Cemex’s applicable policies on conflicts of interest and related person transactions. These transactions with related parties also include transactions with subsidiaries with significant non-controlling interests, such as TCL and Caribbean Cement Company Limited; with other companies in which Cemex has a non-controlling position, such Lehigh White Cement Company; with companies in which the Parent Company’s Board of Director members or Cemex’s Senior Management or employees are members of such company’s board of directors, like GCC, Banco Santander de Negocios de México, S.A. de C.V. and affiliates, Grupo ICA, S.A. de C.V. and affiliates, FEMSA, S.A.B. de C.V., Carza, S.A.P.I. de C.V. and related companies, Nemak, S.A.B. de C.V., NEG Natural, S.A. de C.V., Banco Mercantil del Norte, S.A. and affiliates, BBVA México S.A. and affiliates, Smurfit Westrock Group PLC, Productora de Papel S.A. de C.V., Finsa Real Estate Management III, S. de R.L. de C.V; and with companies at which members of Cemex’s Executive Committee have family members such as Cementos Españoles de Bombeo, S. de R.L., HSBC México, S.A. and affiliates and the firm McKinsey & Company Inc. México, S.C. and affiliates, among others.

For Cemex, none of these transactions executed in 2025 are material to be disclosed separately. In addition, during the same periods, no member of Cemex, S.A.B. de C.V.’s senior management or Board of Directors had any outstanding loans with Cemex.

For the years 2025, 2024 and 2023, the aggregate compensation paid to members of Cemex, S.A.B. de C.V.’s Board of Directors, including alternate directors, and Cemex’s senior management was $56, $48 and $71, respectively. Of these amounts, $29 in 2025, $31 in 2024, $24 in 2023, were paid as base compensation plus performance bonuses, including pension and post-employment benefits. In addition, $27 in 2025, $17 in 2024 and $47 in 2023 of the aggregate amounts in each year corresponded to allocations of ADSs under Cemex’s executive share-based compensation programs.

Cemex, S.A.B. de C.V. and Subsidiaries

Notes to the Consolidated Financial Statements

As of December 31, 2025, 2024 and 2023

(Millions of U.S. Dollars)

28)	PRINCIPAL SUBSIDIARIES

As mentioned in notes 5.3 and 22.4, as of December 31, 2025 and 2024, there are non-controlling interests in certain consolidated entities that are in turn holding companies of relevant operations. The principal subsidiaries as of December 31, 2025 and 2024, which ownership interest is presented according to the interest maintained by Cemex, were as follows:

		% Interest
Subsidiary	Country	2025	2024
Cemex España, S.A. [1]	Spain	99.9	99.9
Cemex, Inc.	United States of	100.0	100.0
Cemex Nicaragua, S.A. [2]	Nicaragua	100.0	100.0
Assiut Cement Company [3]	Egypt	99.7	95.8
Cemex Colombia S.A. [4]	Colombia	99.8	99.7
Cemento Bayano, S.A. [5]	Panama	—	99.5
Cemex Dominicana, S.A. [6]	Dominican Republic	—	100.0
Trinidad Cement Limited	Trinidad and Tobago	69.8	69.8
Caribbean Cement Company Limited [7]	Jamaica	79.0	79.0
Cemex de Puerto Rico, Inc.	Puerto Rico	100.0	100.0
Cemex France (formerly Cemex France Gestion (S.A.S.))	France	100.0	100.0
Cemex UK	United Kingdom	100.0	100.0
Cemex Deutschland AG.	Germany	100.0	100.0
Cemex Czech Republic s.r.o.	Czech Republic	100.0	100.0
Cemex Polska sp. Z.o.o.	Poland	100.0	100.0
Cemex Holdings (Israel) Ltd.	Israel	100.0	100.0
Cemex Topmix LLC, Cemex Supermix LLC and Cemex Falcon LLC [8]	United Arab Emirates	100.0	100.0
Cemex International Trading LLC [9]	United States of	100.0	100.0
Sunbulk Shipping, S.L.U. [10]	Spain	100.0	100.0

1	Cemex España is the direct or indirect holding company of most of Cemex’s international operations.

2	Represents Cemex Colombia’s 99% interest and CLH’s 1% interest held indirectly through another subsidiary of CLH.

3	During 2025, an intercompany loan was capitalized and Cemex Egypt for Distribution subscribed to the resulting stockholder’s equity increase, thus increasing the group’s consolidated stake.

4	Represents CLH’s direct and indirect interest in ordinary and preferred shares, including shares held in Cemex Colombia’s treasury.

5	Represented CLH’s 99.483% indirect interest in ordinary shares, which excluded a 0.516% interest held in Cemento Bayano, S.A.’s treasury. The company was divested on October 6, 2025. (note 5.2).

6	See note 5.2 related to the sale of this subsidiary.

7

Represents the aggregate ownership interest of Cemex in this entity of 79.04%, which includes TCL’s 74.08% direct and indirect interest and Cemex’s 4.96% indirect interest held through other subsidiaries.

8	Cemex España indirectly owns a 49% equity interest in each of these entities and indirectly holds the remaining 51% of the economic benefits, through agreements with other shareholders.

9	Cemex International Trading LLC participates in the international trading of Cemex’s products and fuel commercialization.

10

Sunbulk Shipping, S.L.U. provides maritime freight management and logistics arrangement services, consisting mainly in the chartering of vessels and administration, contracting, and coordination of shipments.

29)	SUBSEQUENT EVENT

On January 7, 2026, Cemex fully repaid the Peso Bilateral Term Loan in the amount of Ps6,000 (note 18.1).